EXHIBIT 10.2
PEERLESS MFG CO.
SENIOR SUBORDINATED LOAN AGREEMENT
DATED AS OF APRIL 30, 2008
PROSPECT CAPITAL CORPORATION

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Senior Subordinated Loan Agreement
     This SENIOR SUBORDINATED LOAN AGREEMENT dated as of April 30, 2008 (this “Agreement”), is executed by and among PMFG, Inc., a Delaware corporation whose chief executive office is located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254 (“Holdings”), PEERLESS MFG. CO., a Texas corporation, whose chief executive office is located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254, (the “Company”), PMC ACQUISITION, INC., a Texas corporation (“PMC Acquisition”), and the Company, PMC Acquisition and following the execution and delivery by any other Subsidiary, and acceptance by the Administrative Agent, from time to time, of a Loan Agreement Joinder Agreement from such Subsidiary, the Company together with such Subsidiaries, individually, a “Borrower” and collectively the “Borrowers”), PROSPECT CAPITAL CORPORATION, a Maryland corporation (as the “Initial Lender” and the “Administrative Agent”), whose address is 10 East 40th Street, 44th Floor, New York, New York 10016.
R E C I T A L S:
     A. The Company has entered into that certain Stock Purchase Agreement dated as of April 7, 2008 (the “Purchase Agreement”) with the stockholders of Nitram Energy, Inc., a New York corporation (“Nitram”) pursuant to which the Company will acquire 100% of Nitram (collectively, the “Acquisition”).
     B. Simultaneously with entering into this Agreement, the Company is entering into that certain Senior Credit Agreement, pursuant to which the Senior Lenders have agreed to provide $60,000,000 in credit facilities to the Company.
     C. The Borrower has requested that, concurrently with the consummation of the Acquisition, the Initial Lender lend to the Borrower $20,000,000 under this Agreement; and the Lenders has indicated its willingness to agree to lend such amounts, but only on the terms and conditions of this Agreement.
     NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the Borrower agrees to borrow from the Lenders, and the Lenders agree to lend to the Borrower, subject to and upon the following terms and conditions:
A G R E E M E N T S:
SECTION 1. DEFINITIONS.
     1.1. Defined Terms.
          For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.
          “Account(s)” shall mean any account or account receivable as defined under the UCC, including without limitation, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.

          “Account Control Agreement(s)” shall have the meaning set forth in Section 7.13 of this Agreement, as the same may be amended, restated or otherwise modified from time to time.
          “Additional Interest” shall have the meaning set forth in Section 2.3 hereof.
          “Additional Interest Rate” shall have the meaning set forth in Section 2.3 hereof.
          “Administrative Agent” means Prospect Capital Corporation in its capacity as administrative agent under each of the Loan Documents, and any successor administrative agent.
          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. With respect to the Initial Lender, an Affiliate shall include any entity administered or managed by the Initial Lender, or an Affiliate or investment advisor thereof, and which is engaged in making, purchasing, holding, or otherwise investing in commercial loans.
          “Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Prospect Capital Corporation, in its capacity as the Administrative Agent), and its funds, and the officers, directors, employees, agents, advisors, attorneys, auditors and Controlling Persons and attorneys-in-fact of such Persons and Affiliates; provided, however, that no Agent-Related Person shall be an Affiliate of the Credit Parties.
          “Agreement of Escrow Agent” shall mean an agreement in form and substance satisfactory to the Administrative Agent, pursuant to which the Escrow Agent under the Nitram Acquisition Documents consents to the collateral assignment by the Company of its rights under the Escrow Agreement and agrees that it will, upon the receipt from the Administrative Agent of written notice of the occurrence and continuance of an Event of Default under this Agreement, (x) pay any escrow proceeds at any time owing to any Credit Party in accordance with the terms of the Purchase Agreement and the Escrow Agreement, to the Administrative Agent, and (y) to otherwise follow the Administrative Agent’s instructions with respect to the disbursement of such escrow proceeds, as the same may be amended, restated or otherwise modified from time to time.
          “Affiliate Receivables” shall mean, as of any date of determination, any amounts in respect of loans or advances owing to Holdings from any of its Subsidiaries or Affiliates or any officer, director or shareholder of any Credit Party at such time.
          “Asset Sale” shall mean the sale, transfer or other disposition by any Credit Party of any asset to any Person (other than the sale or transfer of less than one hundred percent

(100%) of the stock or other ownership interests of any Subsidiary) (other than a Borrower or Guarantor).
          “Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit C hereto.
          “Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.
          “Base Adjusted Net Worth” shall mean, as of the last day of any fiscal quarter, an amount equal to the sum of $54,700,000 plus fifty percent (50%) of Consolidated Net Income (not reduced by losses) of, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Consolidated Subsidiaries, for each fiscal quarter, commencing with the quarter ending on June 30, 2008.
          “Borrower Representative” shall mean Company, or any other Borrower identified as the Borrower Representative in a written notice delivered to the Administrative Agent and signed by all Borrowers.
          “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which a Lender is authorized or required to be closed for the conduct of commercial banking business in New York City.
          “Capital Expenditures” shall mean, for any period, with respect to any Person (without duplication), the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, but excluding expenditures made in connection with the Reinvestment of Insurance Proceeds, Condemnation Proceeds or the Net Cash Proceeds of Asset Sales.
          “Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.
          “Change of Control” shall mean any of the following events or circumstances: any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than underwriters’ ownership of stock as an underwriting allotment as part of a bona fide distribution to the public or Brown Advisory Securities, LLC shall either (i) acquire beneficial ownership of more than 30% of any outstanding class of common stock of Holdings having ordinary voting power in the election of directors of Holdings or (ii) obtain the power (whether or not exercised) to elect a majority of Holdings’ directors.
          “Closing Date” shall mean the date on which all the conditions precedent set forth in Section 3 have been satisfied.

          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral” shall mean all property or rights in which a security interest, mortgage, Lien or other encumbrance for the benefit of the Lenders is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.
          “Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which the applicable mortgagee or lessor of real property, warehouseman, processor or other bailee, that acknowledges the Liens under the Collateral Documents and subordinates or waives any Liens held by such Person on the applicable property and, includes such other agreements with respect to such property as Administrative Agent may require, as the same may be amended, restated or otherwise modified from time to time.
          “Collateral Documents” shall mean the Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Pledge Agreements, the Mortgages, the Consent and Acknowledgements, the Account Control Agreements, the Nitram Consent to Assignment, the Collateral Access Agreements, the Agreement of Escrow Agent and all other security documents (and any joinders thereto) executed by any Credit Party in favor of the Administrative Agent on or after the Closing Date, in connection with any of the foregoing collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.
          “Condemnation Proceeds” shall mean the cash proceeds received by any Credit Party in respect of any condemnation proceeding net of reasonable fees and expenses (including without limitation attorneys’ fees and expenses) incurred in connection with the collection thereof.
          “Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Subsidiaries, determined on a Consolidated or Consolidating basis.
          “Consolidated Adjusted Net Worth” shall mean as of any date of determination, for any Person, the total common shareholders’ equity of, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Consolidated Subsidiaries, together with the amount, if any, of preferred stock which is classified as part of shareholders’ equity, as reflected on the most recent regularly prepared quarterly balance sheet of, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Consolidated Subsidiaries, which balance sheet shall be prepared in accordance with GAAP, plus the aggregate principal amount of any

Subordinated Debt minus any Affiliate Receivables as of such date, as determined in accordance with GAAP.
          “Consolidated EBITDA” shall mean for any period, Consolidated Net Income for such period (i) plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period and not excluded from Consolidated Net Income pursuant to the definition thereof, the sum of (a) Income Tax expense, (b) Consolidated Interest Expense, (c) depreciation, depletion and amortization expense, (d) any non-cash expenses, losses or other charges (including, without limitation, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets (other than Inventory) outside of the ordinary course of business and any Inventory write up due to purchase accounting, but excluding losses or charges resulting from write-downs or write-offs with respect to Accounts or Inventory), provided however that, for the avoidance of doubt, to the extent any such non-cash expenses or losses require cash payments in subsequent periods, such cash payments shall be deducted from the calculation of Consolidated EBITDA in the periods in which such cash payments are made, (e) any fees, costs, expenses and charges in an aggregate amount not to exceed $5,500,000 incurred in connection with the Nitram Acquisition, and related thereto, and (f) any fees, costs, expenses or charges incurred in connection with the offering of any Equity Interests by Holdings in an aggregate amount not to exceed $5,000,000, and minus the gains (and any correlating taxes paid) in connection with the sale of the property located at 2819 Walnut Hill Lane, Dallas, Texas 75229; provided, however, that with respect to all Subsidiaries acquired by Company pursuant to the Nitram Acquisition, Consolidated EBITDA with respect to such entities (a) for the fiscal quarter ending June 30, 2008, shall be deemed to be equal to four times Consolidated EBITDA for such entities for the fiscal quarter ending June 30, 2008, (ii) for the fiscal quarter ending September 30, 2008, shall be deemed to be equal to two times Consolidated EBITDA for such entities for the two fiscal quarters ending September 30, 2008 and (iii) for the fiscal quarter ending December 31, 2008, shall be deemed to be equal to four thirds times the Consolidated EBITDA for such entities for the three fiscal quarters ending December 31, 2008.
          “Consolidated Fixed Charge Coverage Ratio” shall mean as of any date of determination, the ratio of (a) Consolidated EBITDA for the four consecutive fiscal quarters ending on the applicable date of determination minus Capital Expenditures made by any Credit Party during the four consecutive fiscal quarters ending on the applicable date of determination excluding any Capital Expenditure financed with money borrowed (other than Revolving Credit Advances or Swing Line Advances under the Senior Debt Documents) or the principal part of Capitalized Leases to (b) Consolidated Fixed Charges.
          “Consolidated Fixed Charges” shall mean, as of any date of determination, the sum, without duplication, of (i) all cash Consolidated Interest Expense paid or payable by any Credit Party in respect of such period on the Consolidated Funded Debt and in respect of Hedging Transactions less interest income (including, without limitation, income earned under Hedging Transactions plus losses incurred under Hedging Transactions), in each case for the four consecutive fiscal quarters ending on the applicable date of determination plus (ii) all installments of principal or other sums due and payable by any Credit Party with respect to the

Consolidated Funded Debt (including principal payments in respect of the Term Loan and the principal component of obligations under Capitalized Leases, but excluding voluntary prepayments of the Term Loan), during the four consecutive fiscal quarters immediately succeeding the applicable date of determination plus (iii) all Distributions paid by any Credit Party during the four consecutive fiscal quarters ending on the applicable date of determination.
          “Consolidated Funded Debt” shall mean at any date the aggregate amount of all Funded Debt of the Credit Parties at such date, determined on a Consolidated basis.
          “Consolidated Interest Expense” shall mean for any period the total cash interest expense (including that attributable to Capitalized Leases) of the Credit Parties on a Consolidated basis, determined in accordance with GAAP.
          “Consolidated Net Income” shall mean for any period, the consolidated net income (or loss) of the Credit Parties, determined on a Consolidated basis in accordance with GAAP, including the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any Credit Party, if the Administrative Agent has received satisfactory (in form and substance) financial information relating to such Person; provided that there shall be excluded (a) the income (or deficit) of any Person (other than, prior to the Reorganization, a Subsidiary of the Company, and after the Reorganization, a Subsidiary of Holdings) in which any Person (other than, prior to the Reorganization, Company or any of its Subsidiaries, and after the Reorganization, Holdings or any of its Subsidiaries) has a joint interest, except to the extent that any such income is actually received by Holdings or any of its Subsidiaries from such Person in the form of dividends or similar distributions and (b) the undistributed earnings of, prior to the Reorganization, any Subsidiary of the Company, and after the Reorganization, any Subsidiary of Holdings, to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
          “Consolidated Total Leverage Ratio” shall mean as of any date of determination, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the four consecutive fiscal quarters ending on the applicable date of determination; provided that, Consolidated Funded Debt and Consolidated EBITDA, for purposes of calculating Consolidated Total Leverage Ratio, shall only include the Funded Debt and Consolidated EBITDA of Holdings, the Company, Nitram and their respective Domestic Subsidiaries.
          “Contractual Obligations” shall mean, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Copyright Security Agreement” shall mean each Copyright Security Agreement in form and substance satisfactory to the Administrative Agent, executed and delivered as of the Closing Date, or executed and delivered after the Closing Date, by any of the Credit Parties in favor of the Lenders, as amended, restated or otherwise modified from time to time.

          “Credit Parties” shall mean, prior to the Reorganization, Company and its Domestic Subsidiaries, and after the Reorganization, Holdings and its Domestic Subsidiaries, and “Credit Party” shall mean any one of them, as the context indicates or otherwise requires.
          “Debt” shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (e) all recourse Debt of any partnership of which such Person is the general partner, and (f) any Off Balance Sheet Liabilities.
          “Default” shall mean any event that with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.
          “Default Rate” shall mean the Interest Rate plus three percent (3%) per annum.
          “Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Borrower’s consolidated financial statements and determined in accordance with GAAP.
          “Distribution” shall have the meaning set forth in Section 8.5 hereof.
          “Dollars” and the sign “$” shall mean lawful money of the United States of America.
          “Domestic Disregarded Subsidiary” is defined in Section 7.12(d) hereof.
          “Domestic Subsidiary” shall mean any existing or future Subsidiary of Holdings incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is disregarded as an entity separate from Holdings or a Domestic Subsidiary of Holdings for United States federal income tax purposes, in each case provided such Subsidiary is owned by Holdings or a Domestic Subsidiary of Holdings, and “Domestic Subsidiaries” shall mean any or all of them.
          “Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) that is or will be engaged in the business of, among other things, making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its business, or (d) any other Person (other than a natural person) approved by the (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Credit Party, or any of Affiliates or Subsidiaries of any Credit Party; and provided further that notwithstanding clause (d)(ii) of this definition, no assignment shall be made to an entity which is a competitor of any Credit Party without the consent of Borrowers, which consent may be withheld in its sole discretion.

          “Equity Interest” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any succesor act or code and the regulations in effect from time to time thereunder.
          “Event of Default” shall mean each of the Events of Default specified in Section 9.1 hereof.
          “Excess Cash Flow” shall mean, for any Fiscal Year, the sum of (a) Consolidated Net Income for such Fiscal Year plus (b) to the extent deducted in determining Consolidated Net Income, Depreciation, depletion and amortization, minus (c) the sum of (i) Capital Expenditures made during such Fiscal Year, excluding any Capital Expenditures financed with money borrowed (other than with Advances of the Revolving Credit or the Swing Line under the Senior Debt Documents) and the principal portion of any Capitalized Leases, (ii) the amount of all scheduled or mandatory payments or prepayments of principal on Funded Debt made during such Fiscal Year (excluding (1) any payment on the Revolving Credit or any other revolving loan facility except to the extent of any permanent reduction thereof, (2) in respect of Excess Cash Flow for any prior period and (3) with the Net Cash Proceeds, Insurance Proceeds or Condemnation Proceeds except to the extent that Consolidated Net Income is increased as a result thereof) and (iii) the amount of any other prepayment made during such Fiscal Year on any term Debt permitted hereunder (other than any optional prepayments on the Term Loan).
          “Fee Letter” shall mean the letter from the Administrative Agent to the Lenders dated as of the date hereof.
          “Fiscal Year” shall mean the twelve-month period ending on each June 30.
          “Foreign Subsidiary” shall mean any Subsidiary, other than a Domestic Subsidiary, and “Foreign Subsidiaries” shall mean any or all of them.
          “Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any indebtedness under any Hedging Transaction prior to the occurrence of a termination event with respect thereto.
          “GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles in the United States of America, as applicable on such date, consistently applied, as in effect from time to time.
          “Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
          “Governmental Obligations” shall mean noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.
          “Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing Person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of the primary obligor in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.
          “Guarantor(s)” shall mean, prior to the Reorganization, each Domestic Subsidiary of the Company, and after the Reorganization, each Domestic Subsidiary of Holdings, in each case which has executed and delivered to the Administrative Agent a Guaranty (or a joinder to a Guaranty), and a Security Agreement (or a joinder to the Security Agreement).
          “Guaranty” shall mean, collectively, those guaranty agreements executed and delivered from time to time after the Closing Date (whether by execution of joinder agreements or otherwise) pursuant to Section 7.12 hereof or otherwise, in each case in the form attached hereto as Exhibit A, as amended, restated or otherwise modified from time to time.
          “Hazardous Material” shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.
          “Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations, permits and other governmental restrictions and requirements issued by any federal, state, local or other governmental or quasi-Governmental Authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is, or may become present or alleged to be present on, under, at or used in any facilities owned, leased or operated by any Credit Party, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air, asbestos, any petroleum or petroleum-based products and polychlorinated biphenyls; any so-called “superfund” or “superlien” law; and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.
          “Hazardous Materials Contamination” shall mean, with respect to any property, the existence of any Hazardous Materials at levels exceeding identifiable clean up standards or criteria promulgated by the regulatory body with jurisdiction over the property (whether presently existing or hereafter occurring), including any buildings, facilities, soil, groundwater or air on, under or at any such property, regardless of the source of such Hazardous Materials.
          “Hedging Transaction” shall mean each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing).
          “Holdings” shall mean PMFG, Inc., a Delaware corporation.

          “Income Taxes” shall mean for any period the aggregate amount of taxes based on income or profits for such period with respect to the operations of, prior to the Reorganization, Company and its Subsidiaries, and after the Reorganization, Holdings and its Subsidiaries (including, without limitation, all corporate franchise, capital stock, net worth and value-added taxes assessed by state and local governments) determined in accordance with GAAP on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).
          “Indebtedness” shall mean all indebtedness and liabilities (including without limitation principal, interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after an applicable maturity date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Credit Parties whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of any Credit Party to the Lenders, in any manner and at any time, whether arising under this Agreement, the Guaranty or any of the other Loan Documents, due or hereafter to become due, now owing or that may hereafter be incurred by any Credit Party to the Lenders, and which shall be deemed to include protective advances made by the Lenders with respect to the Collateral under or pursuant to the terms of any Loan Document and any liabilities of any Credit Party to the Lenders arising in connection with any Lenders Products, in each case whether or not reduced to judgment, with interest according to the rates and terms specified, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Credit Parties (whether direct or contingent) shall be determined without duplication.
          “Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of the Lenders and the Administrative Agent and any parent corporation, Affiliate or Subsidiary of the Lenders or the Administrative Agent, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.
          “Insurance Proceeds” shall mean the cash proceeds received by any Credit Party from any insurer in respect of any damage or destruction of any property or asset net of reasonable fees and expenses (including without limitation attorneys fees and expenses) incurred solely in connection with the recovery thereof.
          “Interest Payment Date” shall mean the first day of each calendar month.
          “Interest Rate” shall be Eleven and One-Half Percent (11.5%) per annum.
          “Interest Rate Calculation Date” shall mean the last Business Day of each calendar month.

          “Inventory” shall mean any inventory as defined under the UCC.
          “Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any Guarantee Obligation) in respect of any Equity Interest, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in Equity Interests in any other Person, including, without limitation, any investment made in exchange for the issuance of Equity Interest of such Person and any investment made as a capital contribution to such other Person.
          “Lenders” means the Initial Lender and its successors and assigns, each individually a “Lender”.
          “Liabilities” shall mean at all times, all liabilities of the Borrower that would be shown on a Consolidated balance sheet of the Borrower and Subsidiaries be prepared in accordance with GAAP.
          “Lien” shall mean any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.
          “Loan Agreement Joinder Agreement” shall mean, collectively, that joinder agreement dated as of the Closing Date by and among the Nitram and its Domestic Subsidiaries and the Lenders, and such other joinder agreement executed and delivered from time to time pursuant to Section 7.12, in each case in form and substance acceptable to the Lenders, and as the same may be amended, restated or otherwise modified from time to time.
          “Loan Documents” shall mean, collectively, this Agreement, the Term Notes, the Guaranty, the Collateral Documents, and any other documents, certificates or agreements that are executed and required to be delivered pursuant to any of the foregoing documents, as such documents to the extent designated by the Borrower and the Lender as a Loan Document, may be amended, restated or otherwise modified from time to time.
          “Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations or properties of the Credit Parties taken as a whole, (b) the ability of any Borrower, or the Credit Parties, taken as a whole, to perform its or their respective obligations under this Agreement, the Term Note, or any other Loan Document to which it is or they are a party, or (c) the validity or enforceability of this Agreement, any of the Term Notes or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

          “Material Contract” shall mean (i) each agreement or contract to which any Credit Party is a party or in respect of which any Credit Party has any liability, excluding any contract or agreement with a Subcontractor, that by its terms (without reference to any indemnity or reimbursement provision therein) provides for aggregate future payments in respect of any such individual agreement or contract of at least $5,000,000, (ii) each agreement or contract to which any Credit Party is a part or in respect of which any Credit Party has any liability with a Subcontractor that by its terms (without reference to any indemnity or reimbursement provision therein) provides for aggregate future payments in respect of any such individual agreement or contract of at least $2,500,000 and (iii) any other agreement or contract the loss of which would be reasonably likely to result in a Material Adverse Effect; provided that Material Contracts shall not be deemed to include any Pension Plans, collective bargaining agreements, or casualty or liability or other insurance policies maintained in the ordinary course of business.
          “Mortgages” shall mean the mortgages, deeds of trust and any other similar documents related thereto or required thereby executed and delivered by a Credit Party on the Closing Date pursuant to Section 3.1 hereof, if any, and executed and delivered after the Closing Date by a Credit Party pursuant to Section 7.12 hereof or otherwise, and “Mortgage” shall mean any such document, as such documents may be amended, restated or otherwise modified from time to time.
          “Multiemployer Plan” shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds” shall mean the aggregate cash payments received by any Credit Party from any Asset Sale, the issuance of Equity Interests or the issuance of Subordinated Debt, as the case may be, net of the ordinary and customary direct costs incurred in connection with such sale or issuance, as the case may be, such as legal, accounting and investment banking fees, sales commissions, and other third party charges, and net of property taxes, transfer taxes and any other taxes paid or payable by such Credit Party in respect of any sale or issuance.
          “Nitram” shall mean Nitram Energy, Inc., a New York corporation.
          “Nitram Acquisition” shall mean the acquisition by Company of 100% of the Equity Interests of Nitram.
          “Nitram Acquisition Documents” shall mean the Nitram Purchase Agreement and any other related documents or agreements arising from or entered into pursuant to the terms of such Nitram Purchase Agreement, including the Escrow Agreement and any employment agreements executed and delivered in connection with the Purchase Agreement, in each case as amended as permitted hereunder from time to time.
          “Nitram Consent to Assignment” shall mean the letter agreement containing the Nitram Seller’s confirmation and undertakings of with respect to Lenders’ Lien on the Nitram Purchase Agreement, in form and substance satisfactory to Administrative Agent, executed and delivered to the Administrative Agent by the Nitram Sellers, as the same may be amended, restated or otherwise modified from time to time.
          “Nitram Purchase Agreement” shall mean that certain Stock Purchase Agreement (including all schedules, exhibits and attachments to same) by and among Company (as the Purchaser), Nitram Energy, Inc. and Nitram Sellers dated as of April 7, 2008, as amended, restated or otherwise modified from time to time to the extent permitted hereunder.
          “Nitram Sellers” shall mean collectively, Warner G. Martin, Shirley J. Martin, Kevin P. Martin, Sherry L. King, Virginia M. O’Conner, Anthony J. Paliwoda and Robert Sherman.
          “Non-Excluded Taxes” shall have the meaning set forth in subsection 2.5(a) hereof.
          “Obligations” shall mean the Term Loan, as evidenced by the Term Note, all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due the Lenders hereunder, any expenses incurred by the Lenders hereunder, including without limitation, all liabilities and obligations of the Borrower under this Agreement and under any other Loan Document, and any and all other liabilities and obligations owed by the Borrower or any Obligor to the Lenders from time to time, howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all renewals, extensions, restatements or replacements of any of the foregoing.
          “Obligor” shall mean the Borrower, each Subsidiary and any other guarantor, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.
          “Off Balance Sheet Liability(ies)” of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of Debt or any of the liabilities set forth in subsections (i)-(iii) of this definition, but which does not constitute a liability on the balance sheets of such Person.
          “Other Taxes” shall mean recording or filing fees or similar fees or taxes which arise from the execution, delivery, performance, recording and/or filing of this agreement or any other Loan Document or amendment, modification or supplement hereof or thereof.
          “Participant Register” is defined in Section 12.8(f) hereof.
          “Patent Security Agreement” shall mean each Patent Security Agreement in form and substance satisfactory to the Administrative Agent, executed and delivered as of the Closing

Date, or executed and delivered after the Closing Date, by any of the Credit Parties in favor of the Lenders, as amended, restated or otherwise modified from time to time.
          “Payment Default” and “Non-Payment Default” shall mean, respectively, an Event of Default described in Subsection 9.1(a) and (b) of this Agreement, and an Event of Default described in Subsection 9.1(c) through and including Subsection 9.1(k) of this Agreement.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
          “Pension Plan” shall mean any plan established and maintained by a Credit Party, or contributed to by a Credit Party, which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.
          “Permitted Acquisition” shall mean any acquisition by any Borrower or any Guarantor of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or any Equity Interests of another Person which satisfies and/or is conducted in accordance with the following requirements:
(a)	Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of such Borrower or such Guarantor;

(b)	If such acquisition is structured as an acquisition of the Equity Interests of any Person, then the Person so acquired shall (X) become a wholly-owned direct Subsidiary of a Borrower or of a Guarantor and the applicable Borrower or the applicable Guarantor shall cause such acquired Person to comply with Section 7.12 hereof (if applicable) or (Y) provided that the Credit Parties continue to comply with Section 7.4(a) hereof, be merged with and into such Borrower or such Guarantor (and, in the case of a Borrower, with such Borrower being the surviving entity);

(c)	If such acquisition is structured as the acquisition of assets, such assets shall be acquired directly by Borrower or a Guarantor (subject to compliance with Section 7.4(a) hereof);

(d)	Borrower shall have delivered to Administrative Agent not less than ten (10) (or such shorter period of time agreed to by the Administrative Agent) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with Pro Forma Projected Financial Information, copies of all material documents relating to such acquisition (including the acquisition agreement and any related document), and historical financial information (including income statements, balance sheets and cash flows) covering at least three (3)

complete Fiscal Years of the acquisition target, if available, prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(e)	Both immediately before and after the consummation of such acquisition and after giving effect to the Pro Forma Projected Financial Information, no Default or Event of Default shall have occurred and be continuing;

(f)	Lenders shall have received satisfactory evidence showing that the business or Person being acquired has positive EBITDA;

(g)	The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the Equity Interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;

(h)	All governmental, quasi-governmental, agency, regulatory or similar licenses, authorizations, exemptions, qualifications, consents and approvals necessary under any laws applicable to such Borrower or Guarantor that is making the acquisition, or the acquisition target (if applicable) for or in connection with the proposed acquisition and all necessary non-governmental and other third-party approvals which, in each case, are material to such acquisition shall have been obtained, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other Person, which in each case, are material to the consummation of such acquisition or to the acquisition target, if applicable, have been made, and evidence thereof reasonably satisfactory in form and substance to Administrative Agent shall have been delivered, or caused to have been delivered, by Borrower to the Administrative Agent;

(i)	There shall be no actions, suits or proceedings pending or, to the knowledge of any Credit Party threatened against or affecting the acquisition target in any court or before or by any governmental department, agency or instrumentality, which could reasonably be expected to be decided adversely to the acquisition target and which, if decided adversely, could reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the acquisition target and its subsidiaries (taken as a whole) or would materially adversely affect the ability of the acquisition target to enter into or perform its obligations in connection with the proposed acquisition, nor shall there be any actions, suits, or proceedings pending, or to the knowledge of any Credit Party threatened against the Credit Party that is making the acquisition which would materially adversely affect the ability of such Credit Party to enter into or perform its obligations in connection with the proposed acquisition; and

(j)	The purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or required to be paid or incurred, with respect thereto, including the amount of Debt (such Debt being otherwise permitted under this Agreement) assumed or to which such assets, businesses or business or Equity Interests, or any Person so acquired is subject and including any portion of the purchase price allocated to any non-compete agreements, when added to the purchase price for each other acquisition consummated hereunder as a Permitted Acquisition during the same Fiscal Year as the applicable acquisition (not including acquisitions specifically consented to which fall outside of the terms of this definition), does not exceed Five Million Dollars ($5,000,000).
          “Permitted Investments” shall mean with respect to any Person:
(a)	Governmental Obligations;

(b)	Obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United States, or any political subdivision of any of the foregoing, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c)	Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, other time deposits or depository receipts issued by or maintained with any Lenders or any Affiliate thereof, or any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by any Credit Party in the ordinary course of business;

(d)	Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e)	Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f)	Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.
          “Permitted Liens” shall mean with respect to any Person:
(a)	Liens for (i) taxes or governmental assessments or charges or (ii) customs duties in connection with the importation of goods to the extent such Liens attach to the imported goods that are the subject of the duties, in each case (x) to the extent not yet due, (y) as to which the period of grace, if any, related thereto has not expired or (z) which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, any proceedings for the enforcement of such liens have been suspended and adequate reserves with respect thereto are maintained on the books of such Person as may be required by GAAP;

(b)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s liens or other like liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, (x) any proceedings commenced for the enforcement of such Liens have been suspended and (y) appropriate reserves with respect thereto are maintained on the books of such Person as may be required by GAAP;

(c)	(i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under subsection (f) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds (except to the extent any steps have been taken by the applicable surety to perfect or enforce such Liens) and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations has been made on the books of such Person as may be required by GAAP;

(d)	any attachment or judgment lien that remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period ending on the earlier of (i) thirty (30) consecutive days from the date of its attachment or entry (as applicable) or (ii) the commencement of enforcement steps with respect thereto, other than the filing of notice thereof in the public record;

(e)	(i) easements, rights of way, conditions, covenants, restrictions and reservations, if any, affecting the real properties or any portion thereof, and (ii) local, state and federal laws, ordinances or governmental regulations, including, but not limited to building and zoning laws, ordinances and regulations, now or hereafter in effect in each case relating to or affecting the real property which, in each case, does not materially interfere with the business of such Person;

(f)	encroachments and other matters shown on any survey delivered to and approved by the Administrative Agent which, in each case, does not materially interfere with the business of such Person;

(g)	with respect to any real properties lease permitted hereunder by any Credit Party as lessee, (i) the interest or title of the lessor under such lease, and (ii) any subordination of the interest of the Credit Party, as the lessee under any such lease, to the lien of any mortgage or deed of trust encumbering the interest or title of such lessor, which, in each case, does not materially interfere with the business of such Person;

(h)	such other title and survey exceptions as Administrative Agent may approve, including, without limitation, those included in the definition of “Permitted Encumbrances” under any Mortgage;

(i)	Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding Liens arising under ERISA), provided that no enforcement proceedings in respect of such Liens are pending and provisions have been made for the payment of such liens on the books of such Person as may be required by GAAP; and

(j)	continuations of Liens that are permitted under subsections (a)-(i) hereof, provided such continuations do not violate the specific time periods set forth in subsections (b) and (d) and provided further that such Liens do not extend to any additional property or assets of any Credit Party or secure any additional obligations of any Credit Party.

Regardless of the language set forth in this definition, no Lien over the Equity Interests of any Credit Party granted to any Person other than to the Senior Lenders and the Lenders shall be deemed a “Permitted Lien” under the terms of this Agreement.
          “Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, firm or association or a government or any agency or political subdivision thereof or other entity of any kind.
          “Pledge Agreement(s)” shall mean any pledge agreement executed and delivered by a Credit Party on the Closing Date pursuant to Section 3.1 hereof, if any, and executed and delivered from time to time after the Closing Date by any Credit Party pursuant to Section 7.12 hereof or otherwise, and any agreements, instruments or documents related thereto, in each case in form and substance satisfactory to the Administrative Agent amended, restated or otherwise modified from time to time.
          “Pro Forma Balance Sheet” shall mean the pro forma consolidated balance sheet of, prior to the Reorganization, the Company, and after the Reorganization, Holdings, which has been certified by a Responsible Officer of the Borrower Representative that it fairly presents in all material respects the pro forma adjustments reflecting the transactions (including payment of all fees and expenses in connection therewith) contemplated by this Agreement and the other Loan Documents.
          “Pro Forma Projected Financial Information” shall mean, as to any proposed acquisition, a statement executed by Borrower Representative (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for the Credit Parties and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed Closing Date of the acquisition and as of the end of at least the next succeeding three (3) Fiscal Years following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the ratios described in Section 7.9 hereof, as projected as of the Closing Date of the acquisition and as of the ends of those Fiscal Years and accompanied by (i) a statement setting forth a calculation of the ratio so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as the Administrative Agent or the Lenders shall reasonably request.
          “Rating Agency” shall mean Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Administrative Agent.
          “Reinvest” or “Reinvestment” shall mean, with respect to any Net Cash Proceeds, Insurance Proceeds or Condemnation Proceeds received by any Person, the application of such monies to (i) repair, improve or replace any tangible personal (excluding Inventory) or real property of the Credit Parties or any intellectual property reasonably necessary in order to use or benefit from any property or (ii) acquire any such property (excluding Inventory) to be used in the business of such Person.
          “Reorganization” shall mean, the restructuring of the Company into a holding company structure pursuant to the merger of PMFG Merger Sub, Inc. and wholly owned subsidiary of Holdings with and into the Company pursuant to which (i) the Company will become a wholly owned subsidiary of Holdings and (ii) the shareholders of the Company will become stockholders of Holdings.
          “Required Lenders” means, at any time, Lenders holding in the aggregate more than fifty percent (50%) of the outstanding principal amount of the Term Loan.
          “Requirement of Law” shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer” shall mean, with respect to any Person, the chief executive officer, chief financial officer, treasurer, president or controller of such Person, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer of such Person having substantially the same authority and responsibility.
          “Security Agreement” shall mean, collectively, the security agreement(s) executed and delivered by Borrowers and the Guarantors on the Closing Date pursuant to Section 3.1 hereof, and any such agreements executed and delivered after the Closing Date (whether by execution of a joinder agreement to any existing security agreement or otherwise) pursuant to Section 7.12 hereof or otherwise, in the form of the Security Agreement attached hereto as Exhibit B, as amended, restated or otherwise modified from time to time.
          “Senior Credit Agreement” shall mean that certain Revolving Credit and Term Loan Agreement dated as of April 30, 2008 by and among the Senior Lenders and the Company.
          “Senior Debt” shall mean Debt to be provided by the Senior Lenders to the Borrower pursuant to the Senior Loan Documents and any refinancing or replacement of such Debt, in each case in an amount no greater than the amount of Senior Loan Obligations as defined in the Subordination Agreement.
          “Senior Lenders” shall mean the lenders under the Senior Credit Agreement.
          “Senior Loan Documents” shall mean the documents listed in the definition of “Loan Documents” as set forth in Section 1.1 of the Senior Credit Agreement.

          “Structuring Fee” shall mean the structuring fee payable by the Borrower to the Lenders on the Closing Date, which shall be deemed earned as of the Closing Date and shall be non-refundable, as set forth in the Fee Letter.
          “Subcontractor” shall mean each Person with which any Credit Party has entered into a contract, agreement or other arrangement whereby such Person has agreed to provide manufacturing services for products designed by the Credit Parties, and “Subcontractors” shall mean any or all of them.
          “Subordination Agreement” shall mean that certain Subordination and Intercreditor Agreement of even date herewith by and among the Senior Lenders, the Lenders and the Borrower.
          “Subordinated Debt” shall mean any Debt of the Borrower which is subordinated to the Obligations in a manner satisfactory to the Administrative Agent, including right and time of payment of principal and interest.
          “Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to, prior to the Reorganization, the Subsidiary(ies) of the Company, and after the Reorganization, the Subsidiary(ies) of Holdings.
          “Term Loan” shall mean the direct advance made by the Lenders to the Borrower in the form of a Term Loan under and pursuant to this Agreement, as set forth in subsection 2.1 of this Agreement.
          “Term Loan Commitment” shall mean up to Twenty Million and 00/100 Dollars ($20,000,000).
          “Term Loan Mandatory Prepayment” shall have the meaning set forth in subsection 2.1(d) hereof.
          “Term Loan Maturity Date” shall mean April 29, 2013, unless extended by the Lenders pursuant to any modification, extension or renewal note executed by the Borrower and accepted by the Lenders in its sole and absolute discretion in substitution for the Term Note.
          “Term Loan Optional Prepayment” shall have the meaning set forth in subsection 2.1(e) hereof.
          “Term Note” shall mean a term note in the form prepared by and acceptable to the Administrative Agent, dated as of the date hereof, in the amount of the Term Loan Commitment and maturing on the Term Loan Maturity Date, duly executed by the Borrower and payable to the order of the Lenders, together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Lenders and given in substitution therefor.
          “Trademark Security Agreement” shall mean each Trademark Security Agreement in form and substance satisfactory to the Administrative Agent, executed and delivered as of the Closing Date, or executed and delivered after the Closing Date, by any of the Credit Parties in favor of the Administrative Agent, as amended, restated or otherwise modified from time to time.
          “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in any applicable state; provided that, unless specified otherwise or the context otherwise requires, such terms shall refer to the Uniform Commercial Code as in effect in the State of New York.
          “Voidable Transfer” shall have the meaning set forth in subsection Section 12.23 hereof.
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          “Yield Maintenance Premium” shall have the meaning set forth in subsection 2.1(f) hereof.
     1.2. Accounting Terms.
          Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Lenders hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes, but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s accountants.
     1.3. Other Terms Defined in UCC.
          All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.
     1.4. Other Interpretive Provisions.
          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrower” shall be so construed.
          (b) Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (c) The term “including” is not limiting, and means “including, without limitation”.
          (d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.
          (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.
          (f) To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.
          (g) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

SECTION 2. COMMITMENT OF THE LENDERS.
     2.1. Term Loan.
          (a) Term Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Lenders agree to make a Term Loan equal to the Term Loan Commitment. The Term Loan shall be available to the Borrower in a single principal advance on the date on which all of the conditions set forth in SECTION 3 have been satisfied (the “Closing Date”). The Borrower shall use the proceeds of the Term Loan and the Senior Debt to pay the purchase price of the Acquisition and to pay transaction fees and other costs and expenses associated therewith, all of which are described on the flow of funds approved by the Lenders. The Term Loan shall be due in full on the Term Loan Maturity Date, unless the credit extended under the Term Loan is otherwise accelerated, terminated or extended as provided in this Agreement.
          (b) Term Loan Interest and Payments. Except as otherwise provided in this subsection 2.1(b) and Section 2.3, the unpaid principal amount of the Term Loan shall bear interest at the Interest Rate in effect from time to time. Interest on the Term Loan shall be due and payable, in arrears, monthly on each Interest Payment Date on or after May 1, 2008 and on the Term Loan Maturity Date, at the Interest Rate. From and after the Term Loan Maturity Date, and after the occurrence and during the continuation of an Event of Default, interest and Additional Interest on the outstanding principal balance of the Term Loan shall accrue at the Default Rate and shall be payable upon demand from the Administrative Agent.
          (c) Repayment of Term Loan Principal. The outstanding principal balance of the Term Loan plus any applicable Yield Maintenance Premium, together with all accrued and unpaid interest, Additional Interest, and fees, shall be payable on the earlier to occur of: (i) the Term Loan Maturity Date and (ii) the date of a Term Loan Mandatory Prepayment. The outstanding principal balance subject to any Term Loan Optional Prepayment, plus any applicable Yield Maintenance Premium thereon, together with all accrued interest and Additional Interest thereon, shall be payable on the date of such Term Loan Optional Prepayment.
          (d) Term Loan Mandatory Prepayments. At the option of the Required Lenders, and subject to the terms of the Subordination Agreement, the Borrower shall make a prepayment (the “Term Loan Mandatory Prepayment”): immediately upon receipt by any Credit Party of Net Cash Proceeds generated from the issuance of any Equity Interests of any Credit Party (other than Equity Interests under any stock option or employee incentive plans listed on Schedule 6.12 hereto (or any successor plans) or in connection with the conversion of any Debt to equity or Net Cash Proceeds from the issuance of any Funded Debt after the Closing Date, Borrowers shall prepay the Term Loan by the sum of (i) an amount equal to one hundred percent (100%) of such Net Cash Proceeds from the issuance of any Equity Interests; and (ii) the Yield Maintenance Premium in respect thereof.
          (e) Term Loan Optional Prepayments.

               (i) The Borrower may voluntarily prepay including from the Net Cash Proceeds generated from the issuance of any Equity Interests of any Credit Party (a “Term Loan Optional Prepayment”) the principal balance of the Term Loan, in whole or in part in an amount not less than $1,000,000 and multiples of $500,000 thereafter in any thirty (30) day period, subject to the following conditions:
                    (A) Not less than ten (10) Business Days prior to the date upon which the Borrower desires to make such prepayment, the Borrower shall deliver to the Administrative Agent written notice of its intention to prepay the Term Loan, which notice shall be irrevocable and state the prepayment amount and the prepayment date;
                    (B) The Borrower shall pay to the Lenders all unpaid expenses, fees and other items payable under this Agreement or any other Loan Document, accrued and unpaid interest and Additional Interest on the Term Loan through the date of such prepayment on the principal balance being prepaid; and
                    (C) The Borrower shall pay the appropriate Yield Maintenance Premium.
          (f) Yield Maintenance Premium. Any Term Loan Mandatory Prepayment or Term Loan Optional Prepayment shall be accompanied by a premium (the “Yield Maintenance Premium”) equal to the percentage set forth below opposite the twelve month period during which such Term Loan Mandatory Prepayment or Term Loan Optional Prepayment is made:

If the prepayment is made	The amount of the premium shall be
After May 1, 2008 and on or before April 30, 2009	Three percent (3%)
After May 1, 2009 and on or before April 30, 2010	Two percent (2%)
After May 1, 2010 and on or before April 30, 2011	One percent (1%)
     2.2. Interest and Fee Computation; Collection of Funds.
          Except as otherwise set forth herein, all interest, Additional Interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest and Additional Interest until collected. If any payment to be made by the Borrower hereunder or under the Term Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest and Additional Interest in respect of such payment. Notwithstanding anything to the contrary contained herein, the final payment due under the Term Loan must be made by wire transfer or other immediately available funds. All payments made by the Borrower hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense.
     2.3. Additional Interest.
          In addition to the interest payable on the Term Note at the Interest Rate provided for in subsection 2.1(b), the unpaid principal amount of the Term Note shall bear additional interest (“Additional Interest”) at the rate of three and one-half percent (3.5%) per annum (the “Additional Interest Rate”), payable monthly in arrears on each Interest Payment Date. At the election of the Borrower, each installment of Additional Interest may be paid by adding the amount thereof to the unpaid principal amount of the Term Note. The Borrower shall be deemed to have made this election on each Interest Payment Date occurring after the date of this Agreement unless at least three (3) Business Days prior to an Interest Payment Date, the Borrower notifies the Administrative Agent that it intends to pay Additional Interest in cash on such Interest Payment Date. Each such election by the Borrower shall be irrevocable. The Administrative Agent shall note the amount of each such installment of Additional Interest on the payment grid attached to and forming a part of the Term Note, whereupon the amount of such installment shall be for all purposes hereunder unpaid principal of the Term Note.
     2.4. [intentionally omitted]
     2.5. Taxes.
          (a) Except as permitted by Sections 2.5(g), 2.5(h) and 2.5(i), all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (x) taxes on capital or overall income, net income taxes and net profits, net receipts or similar taxes (or for franchise taxes imposed in lieu of such taxes) imposed on the Lenders as a result of a present or former connection between the Lenders and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lenders having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and (y) any branch profits taxes imposed by the United States. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (collectively, “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Lenders hereunder, the amounts so payable to the Lenders shall be increased to the extent necessary so that (after payment of all Non-Excluded Taxes and Other Taxes) the Lenders shall receive an amount equal to the sum they would have received had no such withholding been made. If, after any such adjustment, any part of a Non-Excluded Tax or Other Tax paid by the Lenders or payable on behalf of the Lenders is subsequently recovered by the Lenders, the Lenders shall reimburse the Borrower to the extent of the amount so recovered.

          (b) The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) At the request of the Borrower and at the Borrower’s sole cost, the Lenders shall take reasonable steps to (i) contest its liability for any Non-Excluded Taxes or Other Taxes that have not been paid, or (ii) seek a refund of any Non-Excluded Taxes or Other Taxes that have been paid.
          (d) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lenders a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Lenders the required receipts or other required documentary evidence or if any Governmental Authority seeks to collect a Non-Excluded Tax or Other Tax directly from the Lenders for any other reason, the Borrower shall indemnify the Lenders for any incremental taxes, interest or penalties that may become payable by the Lenders provided, however, that Borrowers shall not be responsible for any such interest or penalties which were incurred prior to the date that notice is given to the Credit parties of such tax or fees.
          (e) In the event Borrowers are required to pay additional amounts to or for the account of any Lender pursuant to this Section 2.5(a), then such Lender shall use good faith diligent efforts to file any certificate or document reasonably requested by Borrowers or to designate a Lending Office from a different jurisdiction (if such Lending Office is maintained by such Lender) so as to eliminate or reduce any such additional payments by Borrowers which may accrue in the future, provided Lender shall incur or suffer no material cost or expense as a result thereof.
          (f) Each Lender, if any, that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall, on or prior to the date of the execution and delivery of this Agreement, in the case of each Lender listed on the signature pages hereof, or, in the case of an assignee Lender, on or prior to the date it becomes a Lender, execute and deliver to the Borrower Representative and the Administrative Agent, two or more (as the Borrower Representative or the Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-8IMY (with all required attachments), Forms W-8ECI, or Forms W-8BEN (or successor forms) establishing the Lender’s complete exemption from United States federal withholding tax, or, solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest,” United States Internal Revenue Service Forms W-8BEN and a certificate executed by a duly authorized officer of such Lender representing that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, or such other appropriately completed forms or documents (or successor forms or documents) reasonably acceptable to Borrower, appropriately completed, establishing that payments to such Lender are completely exempt from withholding or deduction of United States federal withholding taxes. Each Foreign Lender shall promptly notify Borrower Representative at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower Representative (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose). Each Lender shall deliver to the Borrower Representative and the Administrative Agent two further copies of any such form or documents on or before the date that any such form or document expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent such form or document previously delivered by it to the Borrower Representative.
          (g) The Borrowers shall not be required to pay any additional amounts pursuant to Section 2.5(a) or any amounts pursuant to Section 2.5(d) hereof to the extent that:
          (i) the obligation to pay such additional amounts or any amounts under Section 2.5(d) hereof would not have arisen but for a failure for any reason by such Lender (or permitted assignee) to comply with its obligations under Section 2.5(b) to provide certain forms, certificates, or other evidence necessary to establish its entitlement to complete exemption from U.S. withholding tax (other than a failure that results exclusively from the change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any governmental authority after the date on which such Lender (or permitted assignee) first became a party to this Agreement);
          (ii) with respect to an assignee Lender, the obligation to withhold U.S. taxes existed on the date such assignee Lender became a party to this Agreement, or with respect to payments to a lending office newly designated by a Lender (a “New Lending Office”), the date such Lender designated such New Lending Office with respect to the applicable Loan; provided, however, that this clause (ii) shall not apply to the extent the additional amounts any Lender (or transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (ii)) do not exceed the additional amounts that the person making the transfer, or Lender (or transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such transfer or designation;
          (iii) the certifications made in any forms or other evidence provided by such Lender under Section 2.5(b) were untrue or inaccurate on the date delivered in any material respect; or
          (iv) such Lender is treated as a “conduit entity” within the meaning of U.S. Treasury Regulations Section 1.881-3 or any successor provision.
          (h) The Administrative Agent may, without reduction, withhold any Non-Excluded Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrowers are not required to pay additional amounts under this Section 2.5(h) or Section 2.5(i).
          (i) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the requesting party two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Borrowers or the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back up withholding tax imposed by the Code, without reduction.
          (j) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefore, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of all commitments to make Loans, repayment of all Obligations and the resignation of the Administrative Agent.
          (k) If the Administrative Agent or Lender receives a refund (or Tax credit with respect to) of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.5, it shall pay to the Borrowers an amount equal to such refund (or the benefit realized as a result of such Tax credit) (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.5 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (as the case may be) in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
     2.6. Administrative Fees. The Borrower shall pay the Administrative Agent an annual administrative fee payable quarterly, in advance, as set forth in the Fee Letter (the “Administrative Fee”).
     2.7. Single Obligation; Collateral Security.
          The Term Loan constitutes one general obligation of the Borrower, and shall be secured by the Administrative Agent’s security interest in and Lien upon all of the Collateral for the benefit of the Lenders, which security interest is subordinate only to security interests in assets of the Borrower held by the Senior Lenders that are Permitted Liens, and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrower to the Administrative Agent for the benefit of the Lenders.

SECTION 3. CONDITIONS OF BORROWING.
          Notwithstanding any other provision of this Agreement, the obligations of the Lenders to disburse, make or continue all or any portion of the Term Loan, and otherwise to perform any of its obligations under this Agreement are subject to the satisfaction of all of the following conditions precedent, which satisfaction shall be determined by the Lenders in its sole discretion.
     3.1. Loan Documents.
          The Borrower shall have executed and delivered to the Initial Lender all of the following Loan Documents, all of which must be satisfactory to the Initial Lender and its counsel in form, substance and execution:
          (a) Term Notes, this Agreement and the other Loan Documents. Borrowers shall have executed and delivered to Administrative Agent for the account of the Initial Lender the Term Note, Holdings and Borrowers shall have executed and delivered this Agreement; and each Credit Party shall have executed and delivered the other Loan Documents to which such Credit Party is required to be a party (including all schedules and other documents to be delivered pursuant hereto); and such Notes (if any), this Agreement and the other Loan Documents shall be in full force and effect.
          (b) Corporate Authority. Administrative Agent shall have received, from each Credit Party, a certificate of its Secretary or Assistant Secretary dated as of the Closing Date as to:
          (i) corporate resolutions (or the equivalent) of each Credit Party authorizing the transactions contemplated by this Agreement and the other Loan Documents approval of this Agreement and the other Loan Documents, in each case to which such Credit Party is party, and authorizing the execution and delivery of this Agreement and the other Loan Documents;
          (ii) the incumbency and signature of the officers or other authorized persons of such Credit Party executing any Loan Document;
          (iii) a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation or formation, and from every state or other jurisdiction where such Credit Party is qualified to do business, which jurisdictions are listed on Schedule 3.1 attached hereto, and
          (iv) copies of such Credit Party’s articles of incorporation and bylaws or other constitutional documents, as in effect on the Closing Date.
          (c) Collateral Documents, Guaranties and other Loan Documents. The Administrative Agent shall have received the following documents, each in form and substance satisfactory to Administrative Agent and fully executed by each party thereto.

          (i) The following Collateral Documents and other Loan Documents, each in form and substance acceptable to Administrative Agent and fully executed by each party thereto and dated as of the Closing Date:
                    (A) the Security Agreement;
                    (B) the Nitram Consent to Assignment;
                    (C) Mortgages for each of the owned properties listed on Schedule 6.3(b), together with the related documentation specified in Schedule 2.1(c),
          (ii) For the real properties leased by a Credit Party as a lessee located at 14651 Dallas Parkway, Dallas, Texas (which is the Company’s headquarters, and 227 Thorn Avenue, Orchard Park, New York (which is the headquarters of Nitram where the primary books and records of any Credit Party are located) (A) a true, complete and accurate copy of the fully executed applicable lease bailment or warehouse agreement, as the case may be; and (ii) a Collateral Access Agreement with respect to each such location.
          (iii) Certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to the Administrative Agent, dated a date reasonably prior to the Closing Date, listing all effective financing statements in the jurisdiction of incorporation or organization, as the case may be, of such Credit Party, as indicated on Schedule 6.25 (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors, together with (x) copies of such financing statements, and (y) authorized Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 8.2 of this Agreement) and (B) intellectual property search reports results from the United States Patent and Trademark Office and the United States Copyright Office Closing Date.
          (iv) Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) requested by Administrative Agent and reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Administrative Agent (for and on behalf of the Lenders), a first priority perfected security interest in the Collateral thereunder shall have been filed, registered or recorded, or shall have been delivered to Administrative Agent in proper form for filing, registration or recordation.
          (d) Insurance. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Credit Parties have obtained the insurance policies required by Section 7.5 hereof and that such insurance policies are in full force and effect.

          (e) Compliance with Certain Documents and Agreements. Each Credit Party shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents, to the extent required to be performed or complied with by such Credit Party. No Person (other than Administrative Agent, Lenders and Initial Lender) party to this Agreement or any other Loan Document shall be in material default in the performance or compliance with any of the terms or provisions of this Agreement or the other Loan Documents or shall be in material default in the performance or compliance with any of the material terms or material provisions of, in each case to which such Person is a party.
          (f) Opinions of Counsel. The Credit Parties shall furnish Administrative Agent prior to the Term Loan made under this Agreement, opinions of counsel to the Credit Parties, including opinions of local counsel to the extent deemed necessary by the Agent, in each case dated the Closing Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Administrative Agent and each of the Lenders.
          (g) Payment of Fees. Borrowers shall have paid to the Administrative Agent any fees due the Administrative Agent including the Structuring Fee and one-quarter of the Administrative Fee, each of which shall be non-refundable, along with any other fees, costs or expenses due and outstanding to the Administrative Agent or the Initial Lender as of the Closing Date (including reasonable fees, disbursements and other charges of counsel to Administrative Agent so long as Borrower shall have received an invoice from such counsel prior to the funding of the initial Advances hereunder).
          (h) Pro Forma Balance Sheet and Financial Statements. Borrowers shall have delivered to the Lenders and the Administrative Agent, in form and substance satisfactory to Administrative Agent: (a) the Pro Forma Balance Sheet, (b) audited financial statements of Company and Nitram for the Fiscal Years ending June 30, 2007 and September 30, 2007, respectively, and presented in accordance with GAAP, and the quarterly financial statements prepared by Company and Nitram for the fiscal quarters ending December 31, 2007 and (c) monthly projections of Company and Nitram through Fiscal Year 2009, and annual projections of Company and Nitram through Fiscal Year 2013, in each case in form acceptable to the Administrative Agent, such projections to include annual income and cash flow statements.
          (i) Appraisals; Audits; Due Diligence. Administrative Agent and Lenders shall have received, in each case in form and substance satisfactory to the Administrative Agent, (a) an audit of all accounts receivable and inventory of Company, Nitram and their respective Domestic Subsidiaries, (b) appraisals of all machinery and equipment of Company, Nitram and their respective Domestic Subsidiaries, (c) tax-assessed valuations of all real estate owned by Company, Nitram and their respective Domestic Subsidiaries and (d) such other reports or due diligence materials as Administrative Agent and the Initial Lender may reasonably request.
          (j) Employment Agreements. Administrative Agent shall have received copies of all employment agreements of the Credit Parties (including, without limitation, any employment agreements executed concurrently and in connection with the Nitram Acquisition) which shall remain in effect following the Closing Date as set forth on Schedule 6.16 hereof, the terms of which are reasonably acceptable to Administrative Agent.
          (k) Material Contracts. Administrative Agent shall have received copies of all Material Contracts described on Schedule 6.17 hereof.
          (l) Governmental and Other Approvals. Administrative Agent shall have received copies of all authorizations, consents, approvals, licenses, qualifications or formal exemptions, filings, declarations and registrations with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) received by any Credit Party in connection with the transactions contemplated by the Loan Documents to occur on the Closing Date.
          (m) Release and Payoff Documentation. The Administrative Agent shall have received, in each case in form and substance satisfactory to Administrative Agent,
          (i) a payoff letter from Manufacturers and Traders Trust Company,
          (ii) any UCC termination statements, mortgage discharges and/or other necessary documentation necessary or appropriate to terminate the security interest and mortgages granted to Manufacturers and Traders Trust Company, and
          (iii) all possessory collateral held by Manufacturers and Traders Trust Company.
          (n) Nitram Acquisition.
          (i) The Administrative Agent shall have received executed copies of the Nitram Acquisition Documents in effect on the Closing Date, certified by Borrowers as being true, correct and complete. The Nitram Acquisition Documents shall indicate a total purchase price of not greater than $65,000,000 and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lender.
          (ii) The Administrative Agent shall have received evidence as reasonably requested by Agent that all conditions under the Nitram Acquisition Documents have been satisfied, other than payment of the purchase price, that each of the Persons party thereto are in material compliance therewith, to the extent applicable, and that no condition to consummation of the Nitram Acquisition shall have been waived in a manner detrimental in any material respect to the Credit Parties or the Initial Lender, or any one of them, by any of the parties thereto.
          (o) Senior Debt. The Administrative Agent shall have received executed copies of (A) the Senior Loan Documents in effect on the Closing Date, certified by a Responsible Officer of the Borrower Representative as being true, correct and complete and (B) the Subordination Agreement. Each of the Subordination Agreement and the Senior Loan

Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and each shall have been duly authorized, executed and delivered by each of the parties thereto and shall be in full force and effect. The Administrative Agent shall have received a certification from Borrower Representative that no term or provision of the Senior Loan Documents shall have been modified, and that no condition to consummation of the transactions contemplated thereby shall have been waived, in either case in a manner detrimental to the Credit Parties or the Initial Lender, or any one of them, by any of the parties thereto. The Administrative Agent shall have received satisfactory evidence that Borrowers have received at least $40,000,000 in gross proceeds from the issuance of the Senior Debt as contemplated under the terms of the Subordination Agreement and the Senior Loan Documents.
          (p) Closing Certificate. The Administrative Agent shall have received, with a signed counterpart for each Lender, a certificate of a Responsible Officer of Holdings and the Borrower Representative, dated the Closing Date, stating that to the best of his or her respective knowledge after due inquiry, (a) the conditions set forth in this Section 3 have been satisfied to the extent required to be satisfied by any Credit Party; (b) the representations and warranties made by the Credit Parties in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; (d) since June 30, 2007, nothing shall have occurred which has had, or could reasonably be expected to have, a material adverse change on the business, results of operations, conditions, property or prospects (financial or otherwise) of Company or any of its Subsidiaries, and since September 30, 2007, nothing shall have occurred which has had, or could reasonably be expected to have, a material adverse change on the business, results of operations, conditions, property or prospects (financial or otherwise) of Nitram or any of its Subsidiaries; and (e) there shall have been no material adverse change to the Pro Forma Balance Sheet.
     3.2. Additional Documents.
          The Borrower shall have provided to the Initial Lender such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Initial Lender shall reasonably require.
     3.3. Event of Default.
          No Default Event or Default shall have occurred and be continuing.
     3.4. Material Adverse Effect.
          There shall not have occurred any event having a Material Adverse Effect upon the Borrower or any Subsidiary.
     3.5. Senior Loan Documents.
          The Senior Lenders shall have made available to the Borrower not less than $60,000,000 of the Senior Debt pursuant to the Senior Loan Documents and the Lenders shall have received true, correct and complete copies of the Senior Loan Documents.

     3.6. Cash Contribution. The Borrower shall provide not less than $8,500,000 in cash to fund the Acquisition.
     3.7. Tangible Net Worth Consolidated Total Leverage Ratio. An accounting firm approved by the Initial Lender shall certify in writing (a) that the Borrower’s Consolidated Adjusted Net Worth as of the Closing Date (giving effect to the transactions contemplated hereby) shall be at least $57,555,000; and (b) as of the Closing Date, the Consolidated Total Leverage Ratio on a proforma basis for the twelve months prior to the Closing Date shall not be greater than 4.00 to 1.00.
     3.8. Verification. Verification to the satisfaction of the Initial Lender that every statement or fact regarding this transaction of any importance to the Initial Lender has been proven by an objective third party (subject to confidentiality) evidence completely satisfactory to it in its sole discretion.
     3.9. Other Fees.
          The Borrower shall not have paid any cost, fee or item of expense to any third party in connection with the completion of the Acquisition, the incurrence of the Senior Debt and transactions contemplated by this Agreement except for costs, fees and items of expense listed on the flow of funds approved by the Initial Lender.
SECTION 4. TERM NOTE.
     4.1. Term Note.
          The Term Loan shall be evidenced by the Term Note. The Initial Lender shall note the date and amount of each installment of Additional Interest added to the unpaid principal amount of the Term Note in accordance with Section 2.3 hereof on the books and records of the Initial Lender and/or on the Payment Grid annexed to the Note and constituting a part thereof, or on a continuation thereof which shall be attached thereto and made a part thereof, which entry and/or endorsement shall be, absent demonstrable error, conclusive and binding evidence of the accuracy of the information so entered and/or endorsed, provided that the failure of such holder to make such recordation or endorsement shall not affect the obligations of the Borrowers thereunder or under the Agreement. The aggregate unpaid principal amount of the Note set forth in the Note and such Payment Grid or as evidenced by the books and records of the Initial Lender or any subsequent holder of this Term Note shall be, absent demonstrable error, conclusive and binding evidence of the principal amount owing and unpaid on the Note. The Initial Lender or any such subsequent holder may attach one or more continuations to such schedule as and when required.

SECTION 5. [INTENTIONALLY OMITTED].
SECTION 6. REPRESENTATIONS AND WARRANTIES.
          To induce the Initial Lender to make the Term Loan, Holdings and Borrowers represent and warrant to the Initial Lender, each of which shall survive the execution and delivery of this Agreement:
     6.1. Corporate Authority. Each Credit Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation or formation, as applicable, and each Credit Party is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. Each Credit Party has all requisite corporate, limited liability or partnership power and authority to own all its property (whether real, personal, tangible or intangible or of any kind whatsoever) and to carry on its business.
     6.2. Due Authorization. Execution, delivery and performance of this Agreement, and the other Loan Documents, to which each Credit Party is party, and the issuance of the Notes by Borrowers (if requested) are within such Person’s corporate, limited liability or partnership power, have been duly authorized, are not in contravention of any law applicable to such Credit Party or the terms of such Credit Party’s organizational documents and, except as have been previously obtained or as referred to in Section 6.10, below, do not require the consent or approval of any governmental body, agency or authority or any other third party except to the extent that such consent or approval is not material to the transactions contemplated by the Loan Documents.
     6.3. Good Title; Leases; Assets; No Liens. (a) Each Credit Party, to the extent applicable, has good and valid title (or, in the case of real property, good and marketable title) to all assets owned by it, subject only to the Liens permitted under section 8.2 hereof;
          (b) Schedule 6.3(b) hereof identifies all of the real property owned or leased, as lessee thereunder, by the Credit Parties on the Closing Date, including all warehouse or bailee locations;
          (c) The Credit Parties will collectively own or collectively have a valid leasehold interest in all assets that were owned or leased (as lessee) by the Credit Parties immediately prior to the Closing Date to the extent that such assets are necessary for the continued operation of the Credit Parties’ businesses in substantially the manner as such businesses were operated immediately prior to the Closing Date;
          (d) Each Credit Party owns or has a valid leasehold interest in all real property necessary for its continued operations and, to the best knowledge of Borrowers, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased real property; and

          (e) There are no Liens on and no financing statements on file with respect to any of the assets owned by the Credit Parties, except for the Liens permitted pursuant to Section 8.2 of this Agreement.
     6.4. Taxes. Except as set forth on Schedule 6.4 hereof, each Credit Party has filed on or before their respective due dates or within the applicable grace periods, all United States federal, state, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such Credit Party, as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Credit Party as may be required by GAAP.
     6.5. No Defaults. There exists (a) no default under any Material Contract which alone or together with any defaults under any other Material Contracts could reasonably be expected to have a Material Adverse Effect, and (b) no payment default has occurred and been continuing under any contract or other agreement with a Subcontractor of Borrower or any of its Subsidiaries in excess of One Million Dollars ($1,000,000), unless the payment giving rise to the default is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Credit Party as may be required by GAAP.
     6.6. Enforceability of Agreement and Loan Documents. This Agreement and each of the other Loan Documents to which any Credit Party is a party, have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).
     6.7. Compliance with Laws. (a) Except as disclosed on Schedule 6.7, each Credit Party has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, and is in compliance with any Requirement of Law, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (b) neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof by the Credit Parties will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, including without limitation, the Iranian Transaction Regulations, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66

Fed. Reg. 49049 (2001)), and the Credit Parties have taken sufficient steps to prevent future violations of the type described in Schedule 3.26 to the Nitram Purchase Agreement.
     6.8. Non-contravention. The execution, delivery and performance of this Agreement and the other Loan Documents to which each Credit Party is a party are not in contravention of the terms of any indenture, agreement or undertaking to which such Credit Party is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect.
     6.9. Litigation. Except as set forth on Schedule 6.9 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or to the knowledge of Borrowers, threatened against any Credit Party (other than any suit, action or proceeding in which a Credit Party is the plaintiff and in which no counterclaim or cross-claim against such Credit Party has been filed), or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against any Credit Party, nor is any Credit Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which could in any of the foregoing events reasonably be expected to have a Material Adverse Effect.
     6.10. Consents, Approvals and Filings, Etc. Except as set forth on Schedule 6.10 hereof, no material authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental) is required in connection with the execution, delivery and performance: (a) by any Credit Party of this Agreement and any of the other Loan Documents to which such Credit Party is a party or (b) by the Credit Parties of the grant of Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, as applicable, except in each case for (i) such matters which have been previously obtained, and (ii) such filings to be made concurrently herewith or promptly following the Closing Date as are required by the Collateral Documents to perfect Liens in favor of the Lenders. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and, to the best knowledge of Borrowers, are not the subject of any attack or threatened attack (in each case in any material respect) by appeal or direct proceeding or otherwise.
     6.11. No Investment Company or Margin Stock. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Term Loan will be used by any Credit Party to purchase or carry margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefore, as from time to time in effect, are used in this paragraph with such meanings.

     6.12. ERISA. No Credit Party maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.12 hereto or otherwise disclosed to the Lenders in writing. There is no accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA, and no “reportable event” as defined in Section 4043(c) of ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. None of the Credit Parties has engaged in a prohibited transaction with respect to any Pension Plan, other than a prohibited transaction for which an exemption is available and has been obtained, which could subject such Credit Parties to a material tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Each Pension Plan is being maintained and funded in accordance with its terms and is in material compliance with the requirements of the Internal Revenue Code and ERISA. No Credit Party has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to have resulted in any Withdrawal Liability and, except as notified to the Administrative Agent in writing following the Closing Date, no such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).
     6.13. Conditions Affecting Business or Properties. To the knowledge of the Borrowers, neither the respective businesses nor the properties of any Credit Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, act of god, or other casualty (except to the extent such event is covered by insurance sufficient to ensure that upon application of the proceeds thereof, no Material Adverse Effect could reasonably be expected to occur) which could reasonably be expected to have a Material Adverse Effect.
     6.14. Environmental and Safety Matters. Except as set forth in Schedules 6.9, 6.10 and 6.14:
          (a) all facilities and property owned or leased by the Credit Parties are in material compliance with all Hazardous Material Laws;
          (b) to the best knowledge of Borrowers, there are no unresolved nor outstanding past, and there are no pending or threatened:
          (i) claims, complaints, notices or requests for information received by any Credit Party with respect to any alleged material violation of any Hazardous Material Law, or with respect to any alleged Hazardous Materials Contamination, or
          (ii) written complaints, notices or inquiries to any Credit Party regarding potential liability of any Credit Parties under any Hazardous Material Law that is reasonably likely to give rise to a material liability under the same or regarding any Hazardous Materials Contamination that is reasonably likely to have a Material Adverse Effect on the values of the property; and

          (c) to the best knowledge of Borrowers, no conditions exist at, on or under any property now or previously owned or leased by any Credit Party which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to material liability under any Hazardous Material Law or with respect to Hazardous Materials Contamination action, or create a Material Adverse Effect on the value of the property.
     6.15. Subsidiaries. Except as disclosed on Schedule 6.15 hereto as of the Closing Date, and thereafter, except as disclosed to the Administrative Agent in writing from time to time, no Credit Party has any Subsidiaries. The declaration or payment of dividends or similar distributions by any Subsidiary of the Company (and after the Reorganization any Subsidiary of Holdings) in respect of any undistributed earnings is not prohibited by the terms of any Contractual Obligation (other than under any Loan Document or, in the case of any Foreign Subsidiary, under any financing arrangement permitted under Section 8.1 hereof) or Requirement of law applicable to such Subsidiary.
     6.16. Management Agreements. Schedule 6.16 attached hereto is an accurate and complete list of all management and significant employment agreements in effect on or as of the Closing Date to which any Credit Party is a party or is bound.
     6.17. Material Contracts. Schedule 6.17 attached hereto is an accurate and complete list of all Material Contracts in effect on or as of the Closing Date to which any Credit Party is a party or is bound.
     6.18. Customer and Supplier Relationships. Except as set forth on Schedule 6.18, no Credit Party has knowledge of any intention or indication of any significant customer, or significant supplier to terminate, limit or alter its business relationship with any Credit Party (whether as a result of the occurrence of the Acquisition or for any other matter), except to the extent that such termination, limitation or alteration could not reasonably be expected to have a Material Adverse Effect.
     6.19. Franchises, Patents, Copyrights, Tradenames, etc. The Credit Parties possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Schedule 6.19 contains a true and accurate list of all trade names and any and all other names used by any Credit Party during the five-year period ending as of the Closing Date.
     6.20. Capital Structure. Schedule 6.20 attached hereto sets forth all issued and outstanding Equity Interests of each Credit Party, including the number of authorized, issued and outstanding Equity Interests of each Credit Party, the par value of such Equity Interests and the holders of such Equity Interests, all on and as of the Closing Date. All issued and outstanding Equity Interests of each Credit Party are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except for the benefit of Lenders) and such Equity Interests were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. Except as disclosed on Schedule 6.20, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party, of any Equity Interests of any Credit Party.
     6.21. Accuracy of Information. (a) The audited financial statements of Company and its Subsidiaries for the Fiscal Year ended June 30, 2007, and of Nitram and its Subsidiaries for the Fiscal Year ended September 30, 2007, in each case furnished to Lenders prior to the Closing Date fairly present in all material respects the financial condition of Borrower and its Subsidiaries and Nitram and its Subsidiaries, respectively, and the results of their operations for the periods covered thereby, and have been prepared in accordance with GAAP. The projections, the Pro Forma Balance Sheet and the other pro forma financial information delivered to the Lenders prior to the Closing Date are based upon good faith estimates and assumptions believed by management of Company to be accurate and reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.
          (a) Since June 30, 2007, there has been no material adverse change in the business, operations, condition (financial or otherwise) or property of the Credit Parties, taken as a whole.
          (b) To the best knowledge of the Credit Parties, as of the Closing Date, (i) the Credit Parties do not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the opening balance sheet to be delivered hereunder and (ii) there are no unrealized or anticipated losses from any present commitment of the Credit Parties which contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect.
     6.22. Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement and other Loan Documents, each Credit Party will be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its businesses and all business in which it is about to engage. This Agreement is being executed and delivered by Borrower Representative to the Administrative Agent and the Lenders in good faith and in exchange for fair, equivalent consideration. The Credit Parties do not intend to nor does management of the Credit Parties believe the Credit Parties will incur debts beyond their ability to pay as they mature. The Credit Parties do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Credit Party, nor does any Credit Party have any knowledge of any threatened bankruptcy or insolvency proceedings against a Credit Party.
     6.23. Employee Matters. There are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies (“Adverse Labor Matters”) pending or, to the best knowledge of the Borrower Representative, threatened against any Credit Party by any employees of any Credit Party, other than non-material employee grievances or controversies arising in the ordinary course of business, and any such Adverse Labor Matter which would not be reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.23 are all union contracts or agreements to which any Credit Party is party as of the Closing Date and the related expiration dates of each such contract.
     6.24. No Misrepresentation. Neither this Agreement nor any other Loan Document, certificate, information or report furnished or to be furnished by or on behalf of a Credit Party to the Lenders in connection with any of the transactions contemplated hereby or thereby, contains a misstatement of material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made. There is no fact, other than information known to the public generally, known to any Credit Party after diligent inquiry, that could reasonably be expect to have a Material Adverse Effect that has not expressly been disclosed to Lenders in writing.
     6.25. Corporate Documents and Corporate Existence. As to each Credit Party, (a) it is an organization as described on Schedule 6.25 hereto and has provided the Lenders with complete and correct copies of its articles of incorporation, by-laws and all other applicable charter and other organizational documents, and, if applicable, a good standing certificate and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 6.25 hereto.
     6.26. Nitram Acquisition.
          (a) As of the Closing Date, Borrowers have furnished Lenders with true, correct and complete copies of all Nitram Acquisition Documents. Borrowers, and to Borrowers’ knowledge, each other party to the Nitram Acquisition Documents, has taken all necessary corporate action to authorize the execution, delivery and performance of each Nitram Acquisition Document to which such Person is a party.
          (b) Each Credit Party has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to the consummation of the Nitram Acquisition and all other transactions contemplated by the Nitram Acquisition Documents, and all applicable waiting periods with respect to the transactions contemplated by the Nitram Acquisition Documents have expired without any action being taken by any competent Governmental Authority which restrains, prevents or imposes material adverse conditions upon the consummation of such transactions.
          (c) All necessary authorization, consent, approval, license, qualification or formal exemption from, and all necessary filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental, and including without limit any shareholder, partner or member of an applicable party) required in connection with the execution, delivery and performance by any Credit Party, and to Borrowers’ knowledge, each other party to the Nitram Acquisition Documents to which such Credit Party or such other Person is a party, have been obtained and will be in full force and effect except to the extent that the failure to obtain would not have a Material Adverse Effect, and, to the knowledge of Borrowers, are not the subject of any attack or threatened attack (in each case in any material respect) by appeal or direct proceeding or otherwise.
          (d) The execution, delivery and performance of the Nitram Acquisition Documents, and the consummation of the transactions contemplated thereby, are not in contravention of the terms of any indenture, agreement, instrument or undertaking, or any judgment, order or decree, to which such Credit Party is a party or by which it or its properties are bound, or, to Borrowers’ knowledge, to which any other party to the Nitram Acquisition Documents is a party or by which any such party is bound, except, in each case, where such contravention could not reasonably be expected to have a Material Adverse Effect.
          (e) No Credit Party has granted a collateral assignment of, or a security interest over the Nitram Acquisition Documents (other than in favor of Lenders and the Senior Lenders) and no Credit Party has sold, transferred or assigned any Nitram Acquisition Document to any Person (other than to or in favor of Lenders).
          (f) No Nitram Acquisition Document to which any Credit Party is a party has been modified, amended, altered or changed in any manner except in compliance with Section 8.13 of this Agreement, and there are no unwaived defaults existing under the Nitram Acquisition Documents by any Credit Party that is a party thereto, or, to the best of the knowledge of any Credit Party, by any other party thereto.
SECTION 7. AFFIRMATIVE COVENANTS.
          Holdings and each Borrower covenants and agrees, so long as any of the Indebtedness remains outstanding and unpaid, that it will, and, as applicable, it will cause each of its Subsidiaries to:
     7.1. Financial Statements. Furnish to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders, the following documents:
          (a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, a copy of the audited Consolidated and unaudited Consolidating financial statements of, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Consolidated Subsidiaries, as at the end of such Fiscal Year and the related audited Consolidated and unaudited Consolidating statements of income, stockholders equity, and cash flows of, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Consolidated Subsidiaries, for such Fiscal Year or partial Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified as being fairly stated in all material respects by Gaines Kriner Elliott LLP, or another independent, nationally recognized certified public accounting firm reasonably satisfactory to the Administrative Agent;

          (b) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of the Credit Parties (unless such quarter end is also the end of a Fiscal Year), Borrower prepared unaudited Consolidated and Consolidating balance sheets of, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Consolidated Subsidiaries, as at the end of such quarter and the related unaudited statements of income, stockholders equity and cash flows of, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Consolidated Subsidiaries, for the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, and certified by a Responsible Officer of, prior to the Reorganization, the Company, and after the Reorganization, Holdings, as being fairly stated in all material respects; and
          (c) as soon as available, but in any event within thirty (30) days after the end of each month (unless such month end is also the end of a fiscal quarter or a Fiscal Year), commencing with the first full month after the Closing Date, Borrower prepared unaudited Consolidated and Consolidating balance sheets of, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Consolidated Subsidiaries, as at the end of such month and the related unaudited statements of income, stockholders equity and cash flows of, prior to the Reorganization, the Company and its Consolidated Subsidiaries, and after the Reorganization, Holdings and its Consolidated Subsidiaries, for the portion of the Fiscal Year through the end of such fiscal month, setting forth in each case in comparative form (i) the figures for the corresponding periods in the previous year and (ii) the figures for the relevant period set forth in the projections delivered for such year pursuant to Section 7.2(e), and certified by a Responsible Officer of Holdings as being fairly stated in all material respects; and
all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided however that the financial statements delivered pursuant to clauses (b) and (c) hereof will not be required to include footnotes and will be subject to change from audit and year-end adjustments.
     7.2. Certificates; Other Information. Furnish to the Administrative Agent, in form and detail acceptable to the Administrative Agent and the Required Lenders, the following documents:
          (a) Concurrently with the delivery of the financial statements described in Sections 7.1(a) and 7.1(b) of this Agreement for each fiscal year-end and fiscal quarter-end, respectively, a report to be furnished by the Borrowers of the Lenders and regarding compliance with the covenants hereof (“Covenant Compliance Report”) duly executed by a Responsible Officer of the Borrower Representative;
          (b) Intentionally omitted;

          (c) Promptly upon receipt thereof, copies of all significant reports submitted by the Credit Parties’ firm(s) of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Credit Parties made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;
          (d) Any financial reports, statements, press releases, other material information or written notices delivered to the holders of the Senior Debt pursuant to any applicable Senior Loan Documents (to the extent not otherwise required hereunder), as and when delivered to such Persons;
          (e) Within sixty (60) days after the end of each Fiscal Year, projections for the Credit Parties for the next succeeding Fiscal Year, on a quarterly basis and for the following Fiscal Year on an annual basis, including a balance sheet, as at the end of each relevant period and for the period commencing at the beginning of the Fiscal Year and ending on the last day of such relevant period, such projections certified by a Responsible Officer of the Borrower Representative as being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to any Credit Party) by a Responsible Officer of the Borrower Representative; and
          (f) Intentionally omitted
          (g) Such additional financial and/or other information as the Administrative Agent or any Lender may from time to time reasonably request, promptly following such request.
     7.3. Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its material obligations to its Subcontractors and all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except where the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties and/or the failure to pay such amount(s) could not reasonably be expected to have a Material Adverse Effect.
     7.4. Conduct of Business and Maintenance of Existence; Compliance with Laws.
          (a) In the case of Company and each of its Subsidiaries, continue to engage in their respective business and operations substantially as conducted immediately prior to the Closing Date; and in the case of Holdings, continue to operate solely as a holding company and not acquire directly any material operating or other assets other than Equity Interests and Investments (to the extent permitted hereunder) in Company;
          (b) Preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations, except as otherwise permitted pursuant to Section 8.4;

          (c) Take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges and franchises necessary for the normal conduct of its business except where the failure to so maintain such rights, privileges or franchises could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;
          (d) Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;
          (e) (i) Continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of Section 2 of the Order would arise, and (iii) not become a Person on the list of Specially Designated National and Blocked Persons, or (iv) otherwise not (A) become the subject of, (B) take any actions or enter into any transactions that could reasonably be expected to make it the subject of, (C) allow any of its Foreign Subsidiaries to take any actions or engage in any transactions that would, if taken or engaged in by the Company or any Domestic Subsidiary, could reasonably be expected to make Company or such Domestic Subsidiary the subject of or (D) use the proceeds of any credit extended hereunder in any way that could reasonably be expected to make the Holdings, Company or any Subsidiary, or the Administrative Agent, Initial Lender, any other Lender hereunder the subject of, in each case any sanction or prohibition imposed under any OFAC regulation or executive order; and
          (f) Continue to conduct substantially the same level of due diligence with respect to Subcontractors as was conducted prior to the Closing Date.
     7.5. Maintenance of Property; Insurance.
          (a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and tear excepted);
          (b) Maintain insurance coverage with financially sound and reputable insurance companies on physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate;
          (c) In the case of all insurance policies covering any Collateral, such insurance policies shall provide that the loss payable thereunder shall be payable to the applicable Credit Party, and to the Administrative Agent (as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear;

          (d) In the case of all public liability insurance policies, such policies shall list the Administrative Agent as an additional insured, as the Administrative Agent may reasonably request;
          (e) In the case of all insurance policies maintained, or caused to be maintained, by any Credit Party with respect to any real property covered by a Mortgage, except for public liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by any party and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. Additionally, all such policies for loss of or damage to any such property shall contain a standard mortgage clause (without contribution) naming Beneficiary as mortgagee with loss proceeds payable to Beneficiary notwithstanding (i) any act, failure to act or negligence of or violation of any warranty, declaration or condition contained in any such policy by any named insured; (ii) the occupation or use of the Property for purposes more hazardous than permitted by the terms of any such policy; (iii) any foreclosure or other action by Beneficiary under the Loan Documents; or (iv) any change in title to or ownership of the Property or any portion thereof, such proceeds to be held for application as provided in the Loan Documents.
          (f) After the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and the Insurance Proceeds, and the expenses incurred by Administrative Agent in the adjustment and collection of Insurance Proceeds shall be a part of the Indebtedness, shall be due and payable to Administrative Agent on demand and shall bear interest from the date paid by Administrative Agent until reimbursed at the Interest Rate. The Administrative Agent and its employees are each irrevocably appointed attorney-in-fact for the Credit Parties and, after the occurrence and during the continuance of an Event of Default, are authorized to adjust and compromise each loss without the consent of the Credit Parties to collect, receive and receipt for all Insurance Proceeds in the name of the Administrative Agent for the benefit of the Lenders, and/or such Credit Party and to endorse such Credit Party’s name upon any check in payment of the loss. The Administrative Agent shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to the Credit Parties.
          (g) If requested by the Administrative Agent, certificates evidencing such policies, including all endorsements thereto, to be deposited with the Lenders, such certificates being in form and substance reasonably acceptable to the Administrative Agent.
     7.6. Inspection of Property; Books and Records, Discussions. Permit Administrative Agent and each Lender, through their authorized attorneys, accountants and representatives in each case upon the reasonable prior request of the Administrative Agent (provided, however, that if an Event of Default has occurred and is continuing no such prior request shall be required) (a) at all reasonable times during normal business hours, to examine each Credit Party’s books, accounts, records, ledgers and assets and properties; (b) [intentionally omitted]; (c) during normal business hours, to enter onto the real property owned or leased by any Credit Party to conduct inspections, investigations or other reviews of such real property; and (d) at reasonable times during normal business hours and at reasonable intervals, to visit all of the Credit Parties’ offices, discuss each Credit Party’s respective financial matters with their respective officers, as applicable, and, by this provision, Borrowers authorize, and will cause each of their respective Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of any Credit Party and examine any of such Credit Party’s books, reports or records held by such accountants.
     7.7. Notices. Promptly give written notice to the Administrative Agent of:
          (a) the occurrence of any Default or Event of Default of which any Credit Party has knowledge;
          (b) any (i) litigation or proceeding existing at any time between any Credit Party and any Governmental Authority or other third party, or any investigation of any Credit Party conducted by any Governmental Authority, which in any case if adversely determined would have a Material Adverse Effect or (ii) any material adverse change in the financial condition of any Credit Party since the date of the last audited financial statements delivered pursuant to Section 7.1(a) hereof;
          (c) the occurrence of any event which any Credit Party believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect;
          (d) promptly after becoming aware thereof, the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by any Credit Party in a filing with the Internal Revenue Service or any foreign taxing jurisdiction) which could reasonably be expected to have a Material Adverse Effect, setting forth the details of such position and the financial impact thereof;
          (e) (i) all jurisdictions in which any Credit Party proposes to become qualified after the Closing Date to transact business, (ii) the acquisition or creation of any new Subsidiaries, (iii) any material change after the Closing Date in the authorized and issued Equity Interests of any Credit Party or any other material amendment to any Credit Party’s charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable, provided that in the case of clauses (ii) and (iii) such notice shall be given not less than ten (10) Business Days prior to the proposed effectiveness of such changes, acquisition or creation, as the case may be (or such shorter period to which Administrative Agent may consent);
          (f) not less than five (5) Business Days (or such other shorter period to which the Administrative Agent may agree) prior to the proposed Closing Date thereof, any proposed material amendments, restatements or other modifications to any Senior Loan Documents; and

          (g) any default or event of default by any Person under any Senior Debt Document, concurrently with delivery or promptly after receipt (as the case may be) of any notice of default or event of default under the applicable document, as the case may be.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth details of the occurrence referred to therein and, in the case of notices referred to in clauses (a), (b), (c), (d) and (g) hereof stating what action the applicable Credit Party has taken or proposes to take with respect thereto.
     7.8. Hazardous Material Laws.
          (a) Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;
          (b) (i) Promptly notify Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Credit Party relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and (ii) promptly cure and resolve to the reasonable satisfaction of Administrative Agent and the Required Lenders, any material actions, liability, violations or proceedings relating to compliance with Hazardous Material Laws to which any Credit Party is named a party;
          (c) To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect;
          (d) Provide such information and certifications which the Administrative Agent or any Lender may reasonably request from time to time to evidence compliance with this Section 7.8.
     7.9. Financial Covenants.
          (a) Consolidated Total Leverage Ratio. Maintain a Consolidated Total Leverage Ratio as of the last day of each fiscal quarter ending during the periods specified below, commencing on June 30, 2008, of not greater than the ratio set forth below opposite the applicable period:

Quarter Ending	Ratio
Closing Date through September 29, 2009	4.25 to 1.00
September 30, 2009 through September 29, 2010	3.75 to 1.00
September 30, 2010 and thereafter	3.25 to 1.00

          (b) Consolidated Fixed Charge Coverage Ratio. Maintain a Consolidated Fixed Charge Coverage Ratio as of the last day of each fiscal quarter during the periods specified below, commencing on June 30, 2008, of not less than the ratio set forth below opposite the applicable period:

Quarter Ending	Ratio
Closing Date through September 29, 2009	1.15 to 1.00
September 30, 2009 and thereafter	1.30 to 1.00
          (c) Consolidated Adjusted Net Worth. Maintain at all times Consolidated Adjusted Net Worth of not less than Base Adjusted Net Worth.
     7.10. Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary or reasonably requested by the Administrative Agent in connection with the execution, delivery and performance by any Credit Party of, as applicable, this Agreement, the other Loan Documents, the Senior Loan Documents, or any other documents or instruments to be executed and/or delivered by any Credit Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.
     7.11. Compliance with ERISA; ERISA Notices. (a) Comply in all material respects with all material requirements imposed by ERISA and the Internal Revenue Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.
          (b) Provide reasonable notice to the Administrative Agent upon the occurrence of any of the following events in writing: (i) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA by any Credit Party; (ii) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA; (iii) the commencement by the PBGC, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA; (iv) the failure of any Credit Party to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code or Section 302 of ERISA; (v) the withdrawal of any Credit Party from any Multiemployer Plan if any Credit Party reasonably believes that such withdrawal would give rise to the imposition of Withdrawal Liability with respect thereto; or (vi) the occurrence of (x) a “reportable event” which is required to be reported by a Credit Party under Section 4043 of ERISA other than any event for which the reporting requirement has been waived by the PBGC or (y) a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.
     7.12. Future Subsidiaries; Additional Collateral.

          (a) With respect to each Person which becomes a Domestic Subsidiary of Holdings (directly or indirectly) subsequent to the Closing Date, whether by Permitted Acquisition or otherwise, cause such new Domestic Subsidiary to execute and deliver to the Administrative Agent, for and on behalf of each of the Lenders (unless waived by the Administrative Agent):
          (i) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Administrative Agent may determine), at Administrative Agent’s option, (A) a Guaranty, or in the event that a Guaranty already exists, a joinder agreement to the Guaranty whereby such Domestic Subsidiary becomes obligated as a Guarantor under the Guaranty; or (B) a Loan Agreement Joinder Agreement whereby such Person becomes a Borrower hereunder; and
          (ii) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Administrative Agent may determine), (x) a joinder agreement to the Security Agreement whereby such Domestic Subsidiary grants a Lien over its assets (other than Equity Interests which should be governed by clause (b) of this Section 7.12) as set forth in the Security Agreement, and (y) a Patent Security Agreement, Trademark Security Agreement and/or a Copyright Security Agreement, as applicable, and such Domestic Subsidiary shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Domestic Subsidiary, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement;
          (iii) within the time period specified in and to the extent required under clause (c) of this Section 7.12, a Mortgage, Collateral Access Agreements and/or other documents required to be delivered in connection therewith;
          (b) With respect to the Equity Interests of each Person which becomes (whether by Permitted Acquisition or otherwise) (i) a Domestic Subsidiary subsequent to the Closing Date, cause the Credit Party that holds such Equity Interests to execute and deliver such Pledge Agreements, and take such actions as may be necessary to ensure a valid first priority perfected Lien over one hundred percent (100%) of the Equity Interests of such Domestic Subsidiary held by a Credit Party, such Pledge Agreements to be executed and delivered (unless waived by the Administrative Agent) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as Administrative Agent may determine); and (ii) a Foreign Subsidiary subsequent to the Closing Date, the Equity Interests of which is held directly by Company or one of its Domestic Subsidiaries, cause the Credit Party that holds such Equity Interests to execute and deliver such Pledge Agreements and take such actions as may be necessary to ensure a valid first priority perfected Lien over sixty-five percent (65%) in the aggregate of the Equity Interests of such Foreign Subsidiary, such Pledge Agreements to be executed and delivered (unless waived by the Administrative Agent) within thirty (30) days after the date such Person becomes a Foreign Subsidiary (or such longer time period as Administrative Agent may determine); and

          (c) (i) With respect to the acquisition of a fee interest in real property by any Credit Party after the Closing Date (whether by Permitted Acquisition or otherwise), not later than thirty (30) days after the acquisition is consummated or the owner of such property becomes a Domestic Subsidiary (or such longer time period as the Administrative Agent may determine), such Credit Party shall execute or cause to be executed (unless waived by the Administrative Agent), a Mortgage (or an amendment to an existing mortgage, where appropriate) covering such real property, together with such additional real estate documentation, environmental reports, title policies and surveys as may be reasonably required by the Administrative Agent; and (ii) with respect to the acquisition of any leasehold interest in real property by any Credit Party after the Closing Date (whether by Permitted Acquisition or otherwise), upon which the primary books and records of any Credit Party are or will be located, the applicable Credit Party shall promptly deliver to the Administrative Agent a copy of the applicable lease agreement and shall use commercially reasonable, good faith efforts to deliver to the Administrative Agent not later than thirty (30) days after the acquisition is consummated or the owner of the applicable leasehold interest becomes a Domestic Subsidiary (or such longer time period as the Administrative Agent may determine), unless otherwise waived by Administrative Agent, a Collateral Access Agreement in form and substance reasonably acceptable to the Administrative Agent together with such other documentation as may be reasonably required by the Administrative Agent;
in each case in form reasonably satisfactory to the Administrative Agent, in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Lenders. Upon the Administrative Agent’s request, Credit Parties shall take, or cause to be taken, such additional steps as are necessary or advisable under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 7.12.
          (d) Notwithstanding anything herein to the contrary, (i) in no event shall any Foreign Subsidiary be required to provide any Guaranty, or execute any joinder agreement to the Guaranty, the Security Agreement, or this Agreement or any other Loan Document, under which such Foreign Subsidiary provides any guaranty, other credit support or pledges any assets as collateral for credit extended to Holdings or any Domestic Subsidiary pursuant hereto; and (ii) in no event shall more than sixty-five percent (65%) in the aggregate of the Equity Interests of any Foreign Subsidiary required to be pledged by one or more of Company and its subsidiaries, serve as collateral for credit to Holdings or any Domestic Subsidiary extended pursuant hereto. Furthermore, and notwithstanding anything herein to the contrary, with respect to each Domestic Subsidiary which (i) is a “disregarded entity” for U.S. federal income tax purposes, and (ii) owns any stock in a Foreign Subsidiary (each, a “Domestic Disregarded Subsidiary”), the stock of such Domestic Disregarded Subsidiary shall not be required to be pledged hereunder, nor shall such Domestic Disregarded Subsidiary be required to become a Guarantor or Borrower hereunder, it being understood that only the assets of such Domestic Disregarded Subsidiary may be pledged, encumbered or otherwise serve as collateral for the Indebtedness (provided that the pledge of the Equity Interests of any Foreign Subsidiary owned by a Domestic Disregarded Subsidiary shall not encumber more than sixty-five percent (65%) in the aggregate of the Equity

Interests in any such Foreign Subsidiary, subject to any further limitations as otherwise provided herein).
Notwithstanding anything herein to the contrary, on or before July 31, 2008, cause sixty-five percent (65%) in the aggregate of the Equity Interests of any wholly-owned Foreign Subsidiary of any Credit Party to be pledged as collateral for credit to the Company or any Domestic Subsidiary extended pursuant hereto subject to the prior Lien of the Senior Loan Documents, as set forth in the Subordination Agreement.
          (e) .
     7.13. Accounts. Any Credit Party (other than the accounts of any Foreign Subsidiary) that enters into an account control agreement with a Senior Lender in respect of deposit accounts and security accounts of any Credit Party (other than the accounts of a Foreign Subsidiary) (“Account Control Agreement”) shall request such Senior Lender to acknowledge in writing the lien in favor of the Lenders, and shall take all other steps necessary, or in the opinion of the Administrative Agent, desirable to ensure that the Administrative Agent has a perfected security interest in such accounts (to the extent permitted by applicable law).
     7.14. Use of Proceeds. Use the proceeds of the Term Loan to pay the costs, fees and items of expense in connection with the completion of the Nitram Acquisition, the incurrence of the Senior Debt and the transactions contemplated by this Agreement, which are listed on the flow of funds approved by the Initial Lender. Borrowers shall not use any portion of the proceeds of the Term Loan for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.
     7.15. PMFG, Inc. and PMFG Merger Sub, Inc. (a) If the Reorganization has not occurred on or before December 31, 2008, deliver, or cause to be delivered to Administrative Agent the following, unless waived in writing by the Administrative Agent: (i) a Guaranty or a joinder agreement to the Guaranty whereby PMFG Merger Sub, Inc. becomes obligated as a Guarantor under the Guaranty, in form reasonably satisfactory to Administrative Agent; (ii) a Security Agreement or a joinder agreement to the Security Agreement whereby PMFG Merger Sub, Inc. grants a Lien over its assets as set forth in the Security Agreement, in form reasonably satisfactory to Administrative Agent; (iii) a second priority perfected pledge of the stock of Holdings and PMFG Merger Sub, Inc. by the applicable Credit Parties; and (iv) such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Administrative Agent; and take or cause to be taken such additional actions as may be necessary to ensure a valid first priority Lien over the assets pledged pursuant to clauses (ii) and (iii) above, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement, and
          (b) Until the Reorganization has occurred, or the applicable Credit Parties have delivered the documents required under clause (a) hereof, not permit Holdings or PMFG Merger Sub, Inc. to (i) maintain or conduct, either directly or indirectly, any business operations,

(ii) own any Subsidiary (except that, prior to the Reorganization, Holdings may own the Equity Interests of PMFG Merger Sub, Inc.) or any real or personal property, or (iii) have any material liabilities or obligations to any third party creditors.
     7.16. Orchard Park, New York Collateral Access Agreement. Concurrently with the execution by any Credit Party after the Closing Date of a new lease agreement or an extension or modification of an existing lease agreement with the landlord on the property located at 277 Thorn Avenue, Orchard Park, New York 14127, which has a term of or extends the current term of any such existing lease by more than six months, use commercially reasonable, good faith efforts to deliver to Administrative Agent a Collateral Access Agreement which allows the Administrative Agent to have access to the leased premises for a reasonable period of time not to be less than thirty (30) days following the termination of the applicable lease and which is otherwise in form and substance satisfactory to Administrative Agent.
     7.17. Further Assurances and Information. (a) Take such actions as the Administrative Agent and the Required Lenders may from time to time reasonably request to establish and maintain first priority perfected security interests in and Liens on all of the Collateral, subject only to those Liens permitted under Section 8.2 hereof, including executing and delivering such additional pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of the Credit Parties’ assets as Administrative Agent may reasonably require, such documentation to be in form and substance reasonably acceptable to Administrative Agent, and prepared at the expense of Borrowers.
          (a) Execute and deliver or cause to be executed and delivered to Administrative Agent within a reasonable time following Administrative Agent’s request, and at the expense of Borrowers, such other documents or instruments as the Administrative Agent may reasonably require effectuating more fully the purposes of this Agreement or the other Loan Documents.
          (b) Provide the Administrative Agent and the Lenders with any other information required by Section 326 of the Patriot Act or necessary for the Administrative Agent and the Lenders to verify the identity of any Credit Party as required by Section 326 of the Patriot Act.
     7.18. Initial Lenders’ Pre-emptive Rights in Additional Financing Transactions.
          The Borrower shall offer to the Initial Lender the right to provide its pro rata share of any new debt financing incurred by the Borrower while the Term Loan is outstanding at any time after the date of this Agreement (other than any Senior Debt) (based on the unpaid principal amount of the Term Loan at such time, as a percentage of the Borrower’s total Debt), on terms which are not less favorable to the Borrower than the terms on which any other provider of debt financing to the Borrower proposes to make such financing available to the Borrower.
     7.19. [intentionally omitted]

     7.20. Inspection of Property; Books and Records; Discussions; Audits; Attendance at Meetings of the Board of Directors.
          (a) The Borrower shall, and shall cause each Subsidiary to, keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made in all material respects of all dealings and transactions in relation to its business and activities.
          (b) Upon the prior request of the Administrative Agent, within two (2) Business Days following each regularly scheduled meeting of the Board of Directors of the Company (the “Board”), the Company will make available to the Lenders the Company’s Chairman of the Board, Chief Financial Officer and Chief Executive Officer to discuss the operations, properties, assets, prospects and condition (financial or otherwise) of the Company. In addition, simultaneously with the distribution to the members of the Board, the Company will provide the Lenders the results of operations, financial forecasts, budgets and similar financial data, together with management’s written analysis of such information, as provided to the Board in advance of meetings of the Board. When determined in advance, the Company will provide the Administrative Agent with the dates and times of the Board meetings scheduled for each calendar year. The Company will reimburse the Lenders for its reasonable out of pocket costs and expenses incurred in connection with all such management meetings.
SECTION 8. NEGATIVE COVENANTS.
          Holdings and each Borrower covenants and agrees that, so long as any of the Indebtedness remains outstanding and unpaid, it will not, and, as applicable, it will not permit any of its Subsidiaries to:
     8.1. Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:
          (a) Senior Debt;
          (b) any Debt of Company or any of its Subsidiaries existing on the Closing Date and set forth in Schedule 8.1 attached hereto (other than any Debt of the type described in clause (c) below) and any renewals or refinancing of such Debt (provided that (i) the aggregate principal amount of such renewed or refinanced Debt shall not exceed the aggregate principal amount of the original Debt outstanding on the Closing Date (less any principal payments and the amount of any commitment reductions made thereon on or prior to such renewal or refinancing), and (ii) the renewal or refinancing of such Debt shall be on substantially the same or better terms (taken as a whole, as reasonably determined by the Borrowers and the Administrative Agent) as in effect with respect to such Debt on the Closing Date, and shall otherwise be in compliance with this Agreement;
          (c) any Debt of Company or any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease provided that both at the time of and immediately after giving effect to the incurrence thereof (i) the Credit Parties shall be in pro forma compliance with the financial covenants set forth in Section 7.9 hereof and (ii) the aggregate amount of all such Debt at any one time outstanding, together with any such Debt incurred under clause (j) of this Section 8.1, shall not exceed $3,000,000 at any one time outstanding;
          (d) Indebtedness;
          (e) Debt under any Hedging Transactions as defined in and as permitted by the Senior Credit Agreement, provided that such transaction is entered into for risk management purposes and not for speculative purposes;
          (f) Debt arising from judgments or decrees not deemed to be a Default or Event of Default under subsection (g) of Section 9.1;
          (g) Debt owing to a Person that is a Credit Party, but only to the extent permitted under Section 8.7 hereof;
          (h) Debt owing by (i) Peerless Europe Ltd. to Lloyds under its existing credit facility and (ii); Debt owing by Burgess-Manning Europe Ltd to Barclays under its existing credit facility, provided that the aggregate amount of all such debt shall not exceed $10,000,000 at any one time outstanding; and
          (i) additional unsecured Debt not otherwise described above, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) the Credit Parties shall be in pro forma compliance with the financial covenants set forth in Section 7.9 and (ii) the aggregate amount of all such Debt, together with any such Debt incurred under clause (c) of this Section 8.1, shall not exceed $3,000,000 at any one time outstanding.
     8.2. Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:
          (a) Permitted Liens;
          (b) Liens securing Debt permitted by Section 8.1(c), provided that (i) such Liens are created upon fixed or capital assets acquired by the applicable Credit Party after the date of this Agreement (including without limitation by virtue of a loan or a Capitalized Lease), (ii) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition of the item of property subject thereto, (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof and (iv) the Lien does not cover any property other than the fixed or capital asset acquired; provided, however, that no such Lien shall be created over any owned real property of any Credit Party for which the Administrative Agnet has received a Mortgage or for which such Credit Party is required to execute a Mortgage pursuant to the terms of this Agreement;

          (c) Liens created pursuant to the Loan Documents and the Senior Loan Documents;
          (d) Liens granted by Peerless Europe Ltd. to secure Debt permitted by Section 8.1(h)(i);
          (e) Liens granted by Burgess-Manning Europe Ltd. to secure Debt permitted by Section 8.1(h)(ii); and
          (f) other Liens, existing on the Closing Date, set forth on Schedule 8.2 and renewals, refinancings and extensions thereof on substantially the same or better terms as in effect on the Closing Date and otherwise in compliance with this Agreement.
Regardless of the provisions of this Section 8.2, no Lien over the Equity Interests of Company or any Subsidiary of Company (except for those Liens for the benefit of the Senior Debt and the Lenders) shall be permitted under the terms of this Agreement.
     8.3. Acquisitions. Except for Permitted Acquisitions, the Nitram Acquisition and acquisitions permitted under Section 8.7, if any, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any Person, or any Equity Interest of any Person, or any business or going concern.
     8.4. Limitation on Mergers, Dissolution or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Equity Interests, receivables and leasehold interests), whether now owned or hereafter acquired or liquidate, wind up or dissolve, except:
          (a) Inventory leased or sold in the ordinary course of business;
          (b) obsolete, damaged, uneconomic or worn out machinery, parts, property or equipment, or property or equipment no longer used or useful in the conduct of the applicable Subsidiary’s business;
          (c) Permitted Acquisitions;
          (d) mergers or consolidations of any Subsidiary of Company with or into any Borrower or any Guarantor so long as (i) such Borrower shall be the continuing or surviving entity in any merger or consolidation with respect to a Borrower or (ii) such Guarantor shall be the continuing or surviving entity with respect to any merger or consolidation with respect to a Guarantor; provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Event of Default shall have occurred and be continuing or result from such merger or consolidation;
          (e) any Subsidiary of Company may liquidate or dissolve into a Borrower or a Guarantor if Borrowers determine in good faith that such liquidation or dissolution is in the best interests of Borrowers, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;
          (f) sales or transfers, including without limitation upon voluntary liquidation from any Credit Party to a Borrower or a Guarantor, provided that the applicable Borrower or Guarantor takes such actions as the Administrative Agent may reasonably request to ensure the perfection and priority of the Liens in favor of the Lenders over such transferred assets;
          (g) (i) Asset Sales (exclusive of asset sales permitted pursuant to all other subsections of this Section 8.4) in which the sales price is at least equal to the fair market value of the assets sold and the consideration received is cash or cash equivalents or Debt of any Credit Party being assumed by the purchaser, provided that the aggregate amount of such Asset Sales does not exceed $500,000 in any Fiscal Year, and (ii) other Asset Sales approved by the Required Lenders in its sole discretion;
          (h) the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business;
          (i) dispositions of owned or leased vehicles in the ordinary course of business; and
          (j) merger of PMFG Merger Sub, Inc. with and into the Company pursuant to the Reorganization.
     8.5. Restricted Payments. Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (collectively, “Purchases”), except that:
(a)	each Subsidiary may pay cash Distributions to any Borrower;

(b)	each Credit Party may declare and make Distributions to any other holder of any of its Equity Interests payable in such Equity Interests, provided that the issuance of such Equity Interests does not violate the terms of this Agreement; and

(c)	each Credit Party may declare and make Distributions to any other holder of any of its Equity Interests to enable, prior to the Reorganization, the Company and its Domestic Subsidiaries, and after the Reorganization, Holdings and its Domestic Subsidiaries, to pay federal and state income taxes; and

(d)	each Credit Party may declare and make Distributions to any other holder of any of its Equity Interests so long as (i) no Default or Event of Default has occurred and is continuing both before and after giving effect to the making of such Distribution, and (ii) the Credit Parties are in pro forma compliance with the financial covenants set forth in Section 7.9 hereof after giving effect to such Distribution.
     8.6. Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for (a) Reinvestments of Net Proceeds from Asset Sales, Insurance Proceeds or Condemnation Proceeds to the extent permitted under Section 4.8 of the Senior Loan Documents, (b) Capital Expenditures not to exceed $1,500,000 in the aggregate to replace and upgrade the equipment and other assets of Nitram and its Subsidiaries, (c) Capital Expenditures made solely from the Net Cash Proceeds from the sale of the property located at 2819 Walnut Hill Lane, Dallas, Texas 75229 property in an aggregate amount not to exceed $4,000,000, but only to the extent such proceeds have not been expended for any other purpose, and (d) in addition to the Capital Expenditures permitted under clause (b) and (c), Capital Expenditures, the aggregate amount of which in any Fiscal Year shall not exceed the Cap Ex Basket plus any unused portion of such Cap Ex Basket for the Fiscal Year ending immediately prior to the applicable Fiscal Year, provided that any amounts carried forward shall be applied to the last Capital Expenditures made in the applicable Fiscal Year and shall expire at the end of the applicable Fiscal Year. “Cap Ex Basket” shall mean, at any time, an amount in the aggregate not to exceed $3,000,000.
     8.7. Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person other than:
          (a) Permitted Investments;
          (b) Investments existing on the Closing Date and listed on Schedule 8.7 hereof;
          (c) sales on open account in the ordinary course of business;
          (d) intercompany loans made on or after the Closing Date to or in any Guarantor or any Borrower; and evidenced by and funded under an Intercompany Note as defined in the Senior Credit Agreement pledged to the Administrative Agent and the Senior Lenders under the appropriate Collateral Documents;
          (e) intercompany Investments made on or after the Closing Date to or in any Guarantor (other than PMFG Merger Sub, Inc. if it becomes a Guarantor) or Borrower;
          (f) intercompany loans made on or after the Closing Date by any Credit Party to a Foreign Subsidiary provided that the aggregate amount of such loans shall not exceed $1,000,000, and such loans shall be evidenced by and funded under an Intercompany Note pledged to the Administrative Agent under the appropriate Collateral Documents and no Event of Default shall have occurred and be continuing at the time such loans are made;
          (g) intercompany Investments made on or after the Closing Date by any Credit Party to a Foreign Subsidiary or a Domestic Disregarded Subsidiary, provided that the aggregate amount of such Investments shall not exceed $1,000,000 and that no Event of Default shall have occurred and be continuing at the time such Investment is made;
          (h) intercompany Investments made on or after the Closing Date constituting Letters of Credit (as defined in and issued pursuant to the Senior Credit Agreement) issued to support or secure the obligations of any Foreign Subsidiary so long as the aggregate undrawn and unreimbursed amount of such Letters of Credit shall not exceed at any one time $4,000,000, and the amount of any draws made in connection with such Letters of Credit for which the applicable Foreign Subsidiary has not reimbursed the Borrowers shall not exceed at any one time $1,000,000;
          (i) Investments in respect of Hedging Transactions provided that such transaction is entered into for risk management purposes and not for speculative purposes;
          (j) loans and advances to employees, officers and directors of any Credit Party for moving, entertainment, travel and other similar expenses in the ordinary course of business in the aggregate at any time outstanding;
          (k) Permitted Acquisitions and Investments in any Person acquired pursuant to a Permitted Acquisition;
          (l) other Investments not described above provided that both at the time of and immediately after giving effect to any such Investment (i) no Event of Default shall have occurred and be continuing or shall result from the making of such Investment and (ii) the aggregate amount of all such Investments shall not exceed $500,000 at any time outstanding.
In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.7 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.
     8.8. Transactions with Affiliates. Except as set forth in Schedule 8.8, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates of the Credit Parties except: (a) transactions with Affiliates that are Borrowers or Guarantors; (b) transactions otherwise permitted under this Agreement; and (c) transactions in the ordinary course of a Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than it would obtain in a comparable arms length transaction from unrelated third parties.
     8.9. Sale-Leaseback Transactions. Enter into any arrangement with any Person providing for the leasing by a Credit Party of real or personal property which has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party, as the case may be.
     8.10. Limitations on Other Restrictions. Other than the Senior Loan Documents, this Agreement, any other Loan Document, enter into any agreement, document or instrument which would or take any action that would cause a Requirement of Law which would (i) restrict the ability of any Subsidiary of Company (and after the Reorganization any Subsidiary of Holdings) to pay or make dividends or distributions in cash or kind to any Credit Party, to make loans, advances or other payments of whatever nature to any Credit Party, or to make transfers or distributions of all or any part of its assets to any Credit Party except, in the case of any Foreign Subsidiary, to the extent contained in any financing arrangement permitted under Section 8.1 hereof; or (ii) restrict or prevent Company or any of its Subsidiaries from granting the Administrative Agent for the benefit of the Lenders Liens upon, security interests in and pledges of their respective assets, except to the extent such restrictions exist in documents creating Liens permitted by Section 9.2(b) hereunder.
     8.11. [intentionally omitted]
     8.12. [intentionally omitted]
     8.13. Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of any Credit Party, any Nitram Acquisition Document or any Material Contract except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents and (ii) could not reasonably be expected to have a Material Adverse Effect.
     8.14. Management Fees. Pay or otherwise advance, directly or indirectly, any management, consulting or other fees to an Affiliate.
          Fiscal Year. Permit the Fiscal Year of any Credit Party to end on a day other than June 30.
SECTION 9. DEFAULTS.
     9.1. Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:
          (a) non-payment when due of (i) the principal amount outstanding under the Term Loan, (ii) within two (2) Business Days after the same is due and payable, the interest on the Term Loan;
          (b) non-payment of any other amounts due and owing by a Borrower under this Agreement or by any Credit Party under any of the other Loan Documents to which it is a party, within five (5) Business Days after the same is due and payable;

          (c) default in the observance or performance of any of the conditions, covenants or agreements of any Credit Party set forth in Sections 7.1, 7.2, 7.4(a),(e), and (f) 7.5 (b),(c) and (d), 7.6, 7.7 (a),(c),(e), and (f), 7.9, 7.12, 7.13, 7.14 through 7.20 inclusive or Article 8 in its entirety, provided that an Event of Default arising from a breach of Sections 7.1 or 7.2 shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 7.7(a),(c),(e), and (f) shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 7.7(a),(c),(e), and (f), as applicable, and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;
          (d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by any Credit Party and continuance thereof for a period of thirty (30) consecutive days after the earlier to occur of the actual knowledge of a Responsible Officer of such default or notice thereof;
          (e) any representation or warranty made by any Credit Party herein or in any certificate, instrument or other document submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;
          (f) (i) default by any Credit Party in the payment of any indebtedness for borrowed money, whether under a direct obligation or guaranty (other than Indebtedness hereunder or the Senior Debt) of any Credit Party in excess of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure and or (ii) failure to comply with the terms of any other obligation of any Credit Party with respect to any indebtedness for borrowed money (other than Indebtedness hereunder or the Senior Debt) in excess of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money, or require the prepayment, repurchase, redemption or defeasance of such indebtedness;
          (g) the rendering of any judgment(s) (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in excess of the sum of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against any Credit Party, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;
          (h) the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined by the PBGC to constitute grounds for a distress termination of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of any Credit Party for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of the Administrative Agent or any Lenders’ other rights or remedies hereunder), or (ii) the termination or the institution of proceedings by the PBGC to terminate any such Pension Plan, or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (iv) the reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial withdrawal by any Credit Party from any Multiemployer Plan, which in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect;
          (i) except as expressly permitted under this Agreement, any Credit Party shall be dissolved (other than a dissolution of a Subsidiary of Holdings which is not a Guarantor or Borrower) or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of any Credit Party; or if any Credit Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Credit Party, it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a Credit Party ) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Credit Party and shall not have been reversed or dismissed within sixty (60) days;
          (j) a Change of Control shall occur; or
          (k) this Agreement, any Collateral Document or any other agreement constituting a Loan Document shall at any time for any reason cease to be in full force and effect (other than in accordance with the terms thereof or the terms of any other Loan Document), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any party thereto (other than any Lender or the Administrative Agent), or any such Person shall deny that it has any or further liability or obligation under any such Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof or the terms of any other Loan Document), invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Administrative Agent the benefits purported to be created thereby, or any such Loan Document purporting to grant a Lien to secure any Indebtedness shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any material portion of the Collateral purported to be covered thereby or such Lien shall fail to cease to be a perfected Lien with the priority required in the relevant Loan Document.

     9.2. Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Required Lenders may declare the entire unpaid principal Indebtedness, including the Term Note, immediately due and payable (together with the Yield Maintenance Premium), without presentment, notice or demand, all of which are hereby expressly waived by Borrowers; (b) upon the occurrence of any Event of Default specified in Section 9.1(i) and notwithstanding the lack of any declaration by Required Lenders under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable; and the Required Lenders may exercise any remedy permitted by this Agreement, the other Loan Documents or law.
     9.3. Rights Cumulative. No delay or failure of the Administrative Agent or the Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of the Administrative Agent and the Lenders under this Agreement are cumulative and not exclusive of any right or remedies which the Lenders would otherwise have.
     9.4. Waiver by Borrowers of Certain Laws. To the extent permitted by applicable law, each Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Term Note, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.
     9.5. Waiver of Defaults. No Event of Default shall be waived by the Lenders except in a writing signed by an officer of the Administrative Agent in accordance with Section 11.3 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by the Administrative Agent or the Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Administrative Agent or the Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. Borrowers expressly agree that this Section may not be waived or modified by the Administrative Agent or the Lenders by course of performance, estoppel or otherwise.
     9.6. Remedies in General. In case any Event of Default shall have occurred, then and in every such Event of Default, the Administrative Agent and/or the Lenders may take any or all of the following actions, at the same time or at different times:
          (a) Set-Off. Without notice or other action set-off against any of the Obligations to the Lenders any sum owed by the Lenders in any capacity to the Borrower whether due or not, and the Lenders shall be deemed to have exercised such right of set-off and to have made a charge against any such sum immediately upon the occurrence of such Event of Default, even though the actual book entries may be made at some time subsequent thereto.

          (b) Attorneys’ Fees and Expenses. Add to the Obligations, the Administrative Agent’s and the Lenders’ reasonable expenses to obtain or enforce payment of any Obligations hereunder and the enforcement or liquidation of any debt hereunder shall include reasonable attorneys’ fees plus other legal expenses incurred by the Administrative Agent or the Lenders, whether or not any action is commenced to enforce payment.
          (c) Default Rate. Increase the rate of interest under any Obligations to the Default Rate. Unless otherwise agreed by the Lenders, the Default Rate shall be retroactive to the date of the first occurrence of an Event of Default.
          (d) Other Remedies. Exercise any other remedies under the Uniform Commercial Code or other applicable law, or any other Loan Document, including but not limited to proceeding to enforce its right by suit in equity, action at law or other appropriate proceeding, whether with respect to any Collateral or for payment or the specific performance of the covenants or agreements contained in this Agreement or any other Loan Document, all in such order and in such manner as the Administrative Agent determines.
     9.7. Lenders’ Performance of Obligors’ Obligations.
          If the Borrower or any other Obligor fails to comply with any of the covenants or perform any of its Obligations set forth herein or in any other Loan Document, the Lenders may, but shall have no obligation to, perform any such Obligations or undertake any act to cause such covenant to be complied with, including, but not limited to, discharging any Lien on any asset other than Permitted Liens. Any and all sums, and all costs and expenses incurred by the Administrative Agent and the Lenders in so performing or causing compliance, shall be payable on demand together with interest and Additional Interest at the Default Rate, from the date of any such payment by the Lenders until the date paid by the Borrower. Any such performance by the Administrative Agent or the Lenders shall not cure any Default or Event of Default by the Borrower until all amounts owed under this subsection 9.7 to the Lenders have been paid by the Borrower.
     9.8. [intentionally omitted]
     9.9. [intentionally omitted]
     9.10. [intentionally omitted]
SECTION 10. GUARANTY OF HOLDINGS.
     10.1. Guaranty. Holdings hereby guarantees to the Lenders the due and punctual payment to the Lenders when due, whether by acceleration or otherwise, of all of the Indebtedness hereunder and Holdings hereby agrees that if Borrowers shall fail to pay any of the Indebtedness when and as the same shall be due and payable, or shall fail to perform and discharge any covenant, representation or warranty in accordance with the terms of this Agreement, the Term Note, or any of the other Loan Documents (subject, in each case, to any applicable periods of grace or cure), Holdings will forthwith pay to the Administrative Agent on behalf of the Lenders, an amount equal to any such amount or cause Borrowers to do so, and will pay any and all damages that may be incurred or suffered in consequence thereof by the Administrative Agent or any of the Lenders and all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the Administrative Agent or any of the Lenders in enforcing such covenant, representation or warranty of Borrowers, and in enforcing the covenants and agreements of this Guaranty.
     10.2. Unconditional Character of the Guaranty. The obligations of Holdings under this Article shall be absolute and unconditional, and shall be a guaranty of payment and not of collection, irrespective of the validity, regularity or enforceability of this Agreement, the Term Note, or any of the other Loan Documents, or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to or any amendment of any provision thereof (provided that any amendment of this Article shall be in accordance with the terms hereof), the recovery of any judgment against any Person or action to enforce the same, any failure or delay in the enforcement of the obligations of Borrowers under this Agreement, the Term Note, or any of the other Loan Documents, or any setoff, counterclaim, recoupment, limitation, defense (other than the defense of payment in full of the Indebtedness) or termination whether with or without notice to Holdings. It is the intention of the parties that the obligations of the Holdings under this Section 10 shall be absolute, unconditional and irrevocable irrespective of:
          (a) any lack of validity, legality or enforceability of this Agreement or Term Note, as the case may be;
          (b) the failure of the Lenders:
               (i) to enforce any right or remedy against any Borrower or any other Person (including any Guarantor) under the provisions of this Agreement, the Term Note, or otherwise, or
               (ii) to exercise any right or remedy against any Guarantor of, or collateral securing, any Indebtedness;
          (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Indebtedness, or any other extension, compromise or renewal of any Indebtedness;
          (d) any reduction, limitation, impairment or termination of any Indebtedness with respect to any Borrower, for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and Holdings hereby waives any right to or claim of) any defense (other than the defense of payment in full of the Indebtedness) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Indebtedness of any Borrower;
          (e) any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from,

any guaranty, held by the Lenders or any holder of the Term Note securing any of the Indebtedness; or
          (f) any other circumstance which might otherwise constitute a defense (other than the defense of payment in full of the Indebtedness) available to, or a legal or equitable discharge of, any Borrower, any surety or any Guarantor.
     10.3. Reinstatement. Holdings agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Indebtedness is rescinded or must be restored by the Lenders or any holder of the Term Note, upon the insolvency, bankruptcy or reorganization of any Borrower as though such payment had not been made.
     10.4. Waiver of Defenses. Holdings hereby expressly waives: (i) notice of the Lenders’ acceptance of this Agreement; (ii) notice of the existence or creation or non payment of all or any of the Indebtedness; (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever; and (iv) all diligence in collection or protection of or realization upon the Indebtedness or any part thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing. No delay on the part of the Lenders in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Lenders of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of the Lenders permitted hereunder shall in any way affect or impair any such Lenders’ rights or Holdings’ obligations under this Agreement. Until all of the Indebtedness has been paid in full, Holdings irrevocably and absolutely subordinates any and all rights of subrogation, contribution, indemnification, recourse, reimbursement and any similar rights against Borrowers, whether these rights arise under an express or implied contract or by operation of law. It is the intention of the parties that, until all of the Indebtedness has been paid in full, Holdings shall not be (or be deemed to be) a “creditor” (as defined in Section 101 of the Federal Bankruptcy Code, as the same may be amended) of Borrowers (or any other Guarantor or any other Person) by reason of the existence of this Agreement in the event that a Borrower becomes a debtor in any proceeding under the Federal Bankruptcy Code. This waiver is given to induce the Lenders to enter into this Agreement and to extend the credit facilities to Borrowers. Holdings waives any defense based upon or arising by reason of (a) any disability or other defense of any Borrower or any other person; (b) the cessation or limitation from any cause, other than final and irrevocable payment in full, of the Indebtedness; (c) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of a Borrower or any defect in the formation of a Borrower; (d) the application by any Person of the proceeds of any Indebtedness for purposes other than the purposes represented by Borrowers to the Administrative Agent or the Lenders or intended or understood by the Administrative Agent or the Lenders or Holdings; (e) any act or omission by the Administrative Agent or the Lenders which directly or indirectly results in or aids the discharge of a Borrower or any Indebtedness by operation of law or otherwise; or (f) any modification of the Indebtedness, in any form, including without limit the renewal, extension, acceleration or other change in time for payment of the Indebtedness, or other change in the terms of Indebtedness or any part of it, including without limit an increase or decrease of the rate of interest. Holdings waives any defense it may have based upon any election of remedies by the Administrative Agent or the Lenders which destroys its subrogation rights or its right to proceed against a Borrower for reimbursement, including without limit any loss of rights Holdings may suffer by reason of any rights, powers or remedies of a Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging the Indebtedness. Without limiting the generality of the foregoing, the obligations of Holdings under this Article 10, and the rights of the Administrative Agent or the Lenders to enforce the same, by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected to the extent permitted by applicable law, by (i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting a Borrower, any or all of the Guarantors, Holdings or any other Person including any discharge of, or bar or stay against collecting, all or any of the Indebtedness in or as a result of any such proceeding; (ii) any change in the ownership of any of the capital stock (or other ownership interests) of a Borrower, Holdings, or any other party providing collateral or guarantees for any Indebtedness of Borrowers, or any of its Affiliates; (iii) the election by the Administrative Agent or the Lenders, in any bankruptcy proceeding of any person, to apply or not apply Section 1111(b)(2) of the Bankruptcy Code; (iv) any extension of credit or the grant of any security interest or lien under Section 363 of the Bankruptcy Code; (v) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person; (vi) the avoidance of any security interest or Lien in favor of the Administrative Agent or the Lenders for any reason; (vii) any action taken by the Administrative Agent or the Lenders that is authorized by this paragraph or any other provision of this Agreement or any Loan Document; or (viii) any other principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms hereof. Holdings hereby waives to the fullest extent possible under applicable law, any defense based upon the doctrine of marshaling of assets or upon an election of remedies by the Administrative Agent or the Lenders, including, without limitation, an election to proceeds by non-judicial rather than judicial foreclosure, and any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal.
     10.5. Representations, Warranties and Covenants. Holdings hereby represents and warrants to the Lenders that it now has and will continue to have independent means of obtaining information concerning Borrowers’ affairs, financial condition and business. The Lenders shall not have any duty or responsibility to provide Holdings with any credit or other information concerning Borrowers’ affairs, financial condition or business which may come into the Lenders’ possession. Holdings represents and warrants (i) that the business operations of Borrowers and Holdings are interrelated and complement one another, and such entities have a common business purpose, (ii) that, to permit the uninterrupted and continuous operations of Borrowers, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes and (iii) that the proceeds of advances under the Term Loan will directly or indirectly benefit Holdings regardless of whether Holdings receives part or all of the proceeds of such advances.
SECTION 11. THE ADMINISTRATIVE AGENT
     11.1. Appointment and Authorization of Administrative Agent.

          (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
          (b) [Intentionally Reserved].
     11.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through its, or its Affiliates, agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible to the Lenders for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as finally determined in a non-appealable decision of a court of competent jurisdiction).
     11.3. Liability of Administrative Agent. No Agent-Related Person shall (a) be liable to the Lenders for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein) (as finally determined in a non-appealable decision of a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Credit Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

     11.4. Reliance by Administrative Agent.
          (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
          (b) [Intentionally Reserved].
     11.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default and/or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default and/or Event of Default as may be directed by the Required Lenders in accordance with Section 9.6; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default and/or Event of Default as it shall deem advisable or in the best interest of the Lenders.
     11.6. Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Credit Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
     11.7. Indemnification of Agent-Related Persons. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all indemnified liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, further, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section 11.7 shall survive the Term Loan Maturity Date and the resignation of the Administrative Agent.
     11.8. Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, hold and/or acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though the Initial Lender were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to the Lenders. With respect to the Term Loan, the

Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent.
     11.9. Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders (or a financial institution acceptable to the Required Lenders) a successor administrative agent for the Lenders (which successor agent shall be subject, except during the continuation of an Event of Default (at which time no such approval shall be required), to the approval of the Borrower Representative (which approval will not be unreasonably withheld, conditioned or delayed)). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor administrative agent from among the Lenders (which successor agent shall be subject, except during the continuation of an Event of Default (at which time no such approval shall be required), to the approval of the Borrower Representative (which approval will not be unreasonably withheld, conditioned or delayed)). Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the respective term “Administrative Agent” means such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties in such capacities shall be terminated without any other further act or deed on its behalf. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this SECTION 11 and Sections 12.20 and 12.21 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as the Administrative Agent by the date thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
     11.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.20) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.20.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     11.11. Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon the Term Loan Maturity Date, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 12.3. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, pursuant to this Section 11.11.
     11.12. Other Agents; Arrangers and Managers. None of the Lenders shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
     11.13. [intentionally omitted]
     11.14. Cooperation of Lenders. Each Lender shall (a) promptly notify the other Lenders and the Administrative Agent of any Event of Default known to such Lender under this Agreement and reasonably believed not to have been previously disclosed to the other Lenders; (b) provide the other Lenders and the Administrative Agent with such information and documentation as such other Lenders or Agent shall reasonably request in the performance of their respective duties hereunder, including, all information relative to the outstanding balance of principal, interest and other sums owed to such Lender by the Borrowers but excluding internally generated reports and analyses and other customarily confidential materials; and (c) cooperate with the Administrative Agent with respect to any and all collections and/or foreclosure procedures at any time commenced against the Credit Parties or otherwise in respect of the Collateral by the Administrative Agent in the name and on behalf of the Lenders.
     11.15. [Intentionally Reserved.]

     11.16. One Lender Sufficient. This Agreement shall remain in full force and effect, and all agency provisions shall be and remain effective, notwithstanding the fact that there may from time to time be only one Lender hereunder which Lender may be the same Person who is then serving as the Administrative Agent hereunder.
SECTION 12. MISCELLANEOUS.
     12.1. Obligations Absolute.
          None of the following shall affect the Obligations of the Borrower or any other Obligor to the Lenders under this Agreement or the Administrative Agent or any Lenders’ rights with respect to the Collateral:
          (a) acceptance or retention by the Administrative Agent or the Lenders of other property or any interest in property as security for the Obligations;
          (b) release by the Administrative Agent or the Lenders of any of the Borrower, any other Obligor or of all or any part of the Collateral or of any party liable with respect to the Obligations;
          (c) release, extension, renewal, modification or substitution by the Lenders of the Term Note, or any note evidencing any of the Obligations, or the compromise of the liability of Borrower or any guarantor of the Obligations; or
          (d) failure of the Administrative Agent or any Lender to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.
     12.2. Entire Agreement.
          This Agreement and the other Loan Documents (i) are valid, binding and enforceable against the Borrower and the Lenders in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof; and (iii) are the final expression of the intentions of the Borrower and the Lenders. No promises, either expressed or implied, exist between the Borrower, the Administrative Agent or the Lenders, unless contained herein or therein. This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents are the result of negotiations among the Lenders, the Borrower and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against the Lenders merely because of the Lenders’ involvement in their preparation.

     12.3. Amendments; Waivers.
          No delay on the part of the Lenders in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Lenders of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
          (a) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
          (b) reduce or forgive the principal of, or the rate of interest specified herein on, the Term Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;
          (c) change any provision of this Section 12.3 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;
          (d) release or subordinate all or substantially all of the Collateral without the written consent of each Lender directly affected thereby; or
          (e) release any Credit Party from its obligations under the Loan Documents or release or subordinate any Guaranty without the written consent of each Lender directly affected thereby;
and, provided further, that no amendment, waiver or consent shall, unless in writing and executed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.
     Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Term Loan, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
          If, in connection with any proposed amendment, modification, consent or waiver with respect hereto or the other Loan Documents, the consent of Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained, a “Non-Consenting Lender”), then, so long as Administrative Agent is not a Non-Consenting Lender, at Borrower Representative’s request, such Non-Consenting Lender may be replaced, upon notice to such Lender and the Administrative Agent, by causing such Lender to assign its outstanding Term Loans to one or more other Lenders or assignees reasonably satisfactory to the Administrative Agent and procured by the Borrowers (each, a “replacement lender”).
     12.4. [intentionally omitted]
     12.5. ARBITRATION.
          ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, THAT CANNOT BE RESOLVED BY MEDIATION WITHIN THIRTY (30) DAYS SHALL, AT THE ELECTION OF THE LENDERS (WHICH ELECTION THE LENDERS MAY MAKE OR DECLINE TO MAKE IN ITS SOLE DISCRETION AND WITHOUT THE CONSENT OF THE BORROWER) BE FINALLY RESOLVED BY ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS COMMERCIAL ARBITRATION RULES, AND JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATORS MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THE ARBITRATION WILL BE CONDUCTED IN THE ENGLISH LANGUAGE IN THE CITY OF NEW YORK, NEW YORK, IN ACCORDANCE WITH THE UNITED STATES ARBITRATION ACT. THERE SHALL BE THREE ARBITRATORS, NAMED IN ACCORDANCE WITH SUCH RULES.
     12.6. FORUM SELECTION AND CONSENT TO JURISDICTION.
          UNLESS THE LENDERS SHALL HAVE ELECTED TO RESOLVE A DISPUTE WITH THE BORROWER BY ARBITRATION IN ACCORDANCE WITH SECTION 12.5 ABOVE, ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT OR THE LENDERS FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE

PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     12.7. WAIVER OF JURY TRIAL.
          THE BORROWER AND THE LENDERS, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH THEIR RESPECTIVE COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE LENDERS AND THE BORROWER ARE ADVERSE PARTIES, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL, AT THE ELECTION OF THE LENDERS (WHICH ELECTION THE LENDERS MAY MAKE OR DECLINE TO MAKE IN ITS SOLE DISCRETION AND WITHOUT THE CONSENT OF THE BORROWER), UNLESS THE LENDERS SHALL HAVE ELECTED TO RESOLVE A DISPUTE WITH THE BORROWER BY ARBITRATION IN ACCORDANCE WITH SECTION 12.5, BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.
     12.8. Assignability / Participations.
          (a) Each Lender may at any time assign all or a pro rata portion (in excess of $4,000,000) of such Lender’s rights in this Agreement, the other Loan Documents, the Obligations, and transfer such Lender’s related rights in the Collateral to any Eligible Assignee, and such Lender thereafter shall be relieved from all liability with respect to such Collateral.
          (b) Holdings, Borrowers and the Administrative Agent acknowledge that each of the Lenders may at any time and from time to time, subject to the terms and conditions hereof, grant participations in such Lender’s rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any Person (other than a natural person or to a Borrower or any of Borrower’s Affiliates or Subsidiaries); provided that any participation permitted hereunder shall become effective only upon registration of such participation on the Participant

Register as provided in Section 12.8(d), and any participation shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:
          (i) such Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;
          (ii) participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and
          (iii) such Lender shall retain the sole right and responsibility to enforce the obligations of the Credit Parties relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause the Administrative Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of such Lender), except for those matters covered by Section 12.3(a) through (e) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender and the Credit Parties, Administrative Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against the Administrative Agent, any other Lender or any Credit Party; provided, however that the participant may have rights against such Lender in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by the Credit Parties hereunder shall be determined as if such Lender had not sold such participation.
          (c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.
          (d) The Administrative Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”), for the recordation of the names and addresses of the Lenders, the percentage of such Lenders principal amount of Term Loan. The entries in the Register shall be conclusive evidence, absent manifest error, and Borrowers, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Term Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Lender upon reasonable notice to the Administrative Agent and a copy of such information shall be provided to any such party on their prior written request. The Administrative Agent shall give prompt written notice to Borrowers of the making of any entry in the Register or any change in such entry. Upon its receipt of a properly completed Assignment Agreement in accordance with this Section 12.8(a), Administrative Agent shall (A) promptly accept such Assignment Agreement and (B) on the effective date determined pursuant thereto, record the information contained therein in the Register and give prompt notice of such acceptance and recordation to the Borrowers.
          (e) In the case of any assignment to a Lender’s Affiliate or to a Federal Reserve Bank in connection with which an Assignment Agreement is not delivered as permitted under this Section 12.8, and which assignment is not therefore reflected in the Register, the assigning Lender, acting solely for this purpose as non-fiduciary agent of Borrowers (without any other obligations, liabilities or responsibilities), shall maintain a comparable register on behalf of Borrowers. The comparable register shall be available for inspection by Borrowers or the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice.
          (f) In the case any Lender sells participations as described in Section 12.8(b), such Lender, acting solely for this purpose as a non-fiduciary agent of Borrowers (without any other obligations, liabilities or responsibilities), shall maintain a register on which it enters the name of all Participants in the Indebtedness held by it (the “Participant Register”). The Participant Register shall be available for inspection by Borrowers or the Administrative Agent at any time and from time to time upon reasonable prior notice.
          (g) Borrowers authorize each Lender to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Lender’s possession concerning the Credit Parties which has been delivered to such Lender pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 12.10 hereof or shall otherwise agree to be bound by the terms thereof.
          (h) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.
          (i) The Credit Parties may not sell or assign this Agreement, or any other agreement with the Lenders or any portion thereof, without the prior written consent of the Required Lenders. This Agreement shall be binding upon the Administrative Agent, the Lenders and the Credit Parties and their respective legal representatives and successors. All references herein to the Borrowers shall be deemed to include any successors, whether immediate or remote.
     12.9. Confirmations.
          The Loan Parties, the Administrative Agent and the Lenders agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Term Loan then outstanding.

     12.10. Confidentiality.
          Each of the Administrative Agent and the Lenders agree (with the same care the Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by the Borrowers, including all information designated as confidential, except that the Administrative Agent and the Lenders may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender in evaluating, approving, structuring or administering the Term Loan (with the Administrative Agent or such Lender being responsible for such Persons maintaining the confidentiality of such information in accordance herewith); (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 12.10 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio in connection with ratings issued with respect to such Lender; or (g) that ceases to be confidential through no fault of the Administrative Agent or such Lender.
     12.11. Binding Effect.
          This Agreement shall become effective upon execution by the Loan Parties and the Initial Lender. If this Agreement is not dated or contains any blanks when executed by the Loan Parties, the Lenders is hereby authorized, without notice to the Loan Parties, to date this Agreement as of the date when it was executed by the Loan Parties, and to complete any such blanks according to the terms upon which this Agreement is executed.
     12.12. Governing Law.
          This Agreement, the Loan Documents and the Term Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.
     12.13. Enforceability; Usury.
          (a) Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
          (b) It is the intention of the Administrative Agent, Lenders and the Loan Parties to conform strictly to the laws of the State of New York or the laws of such other jurisdiction which may be found to apply to the subject transaction relating to the maximum rate of interest which may be lawfully contracted for or charged. Nothing contained in this Agreement or any other Loan Document shall be construed to mean that the Borrowers have contracted to pay or are obligated to pay any sum or sums to the Lenders in excess of those which may lawfully be charged or contracted for under applicable law of the State of New York or other applicable law. If any provision of this Agreement or any of the other Loan Documents shall require payment of any sum or sums of interest in excess of the maximum permitted rate which may be lawfully contracted for or charged, then the Borrowers and the Lenders agree that such result is as a consequence of their inadvertence and/or mistake, and the interest charge for which the Borrowers are liable under this instrument shall be recomputed for the sole and limited purpose of determining the extent of the Obligations and liabilities of the Borrowers to the Lenders so that the interest charges for which the Borrowers are liable shall not exceed the maximum permitted rate which is determined to be applicable. Additionally, any sums of interest which are collected by the Lenders from the Borrowers or other source in connection with the Term Loan evidenced hereby which are in excess of the maximum permitted rate shall, for the sole and limited purpose of determining the extent of the Obligations and liabilities of the Borrowers to the Lenders, be credited against the amount of principal for which the Borrowers are liable to the Lenders after giving effect to any recomputation and adjustment required pursuant to the foregoing provisions of this section, or if such outstanding principal balance and interest are paid in full, any such excess shall be remitted by the Lenders to the Borrowers.
     12.14. Survival of Borrower Representations; Termination and Release of Liens.
          (a) All covenants, agreements, representations and warranties made by the Credit Parties herein shall, notwithstanding any investigation by the Administrative Agent or any Lender, be deemed material and relied upon by the Lenders and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Note, until such time as the Credit Parties have fulfilled all of their Obligations (other than contingent indemnification or expense reimbursement obligations in respect of which no claim has been made) to the Lenders, and the Lender has been indefeasibly paid in full in cash. The Lenders, in extending financial accommodations to the Borrowers, are expressly acting and relying on the aforesaid representations and warranties.
          (b) Upon the indefeasible payment in full to the Lenders of all principal of and interest and Additional Interest on the Term Loan and the performance of all the Obligations (other than contingent indemnification or expense reimbursement obligations in respect of which no claim has been made) of the Borrowers and each Credit Party hereunder, then (i) the Credit Parties’ obligations hereunder shall terminate and be of no further force or effect, and (ii) the Lenders shall release all Liens granted to the Administrative Agent by the Borrowers or any other Credit Party to secure the Obligations.

     12.15. Extensions of Lenders’ Commitment.
          This Agreement shall secure and govern the terms of (i) any extensions or renewals of the Lenders’ commitment hereunder, and (ii) any replacement note executed by the Borrower and accepted by the Lenders in its sole and absolute discretion in substitution for the Term Note.
     12.16. Time of Essence.
          Time is of the essence in making payments of all amounts due the Lenders under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.
     12.17. Counterparts; Facsimile Signatures.
          This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Administrative Agent or any Lender shall deemed to be originals thereof.
     12.18. Notices.
          Except as otherwise provided herein, the Borrower waives all notices and demands in connection with the enforcement of the Administrative Agent’s and Lenders’ rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing and addressed as follows:

To the Borrower:	Peerless Mfg. Co.
14651 North Dallas Parkway
Suite 500
Dallas, Texas 75254
Attention: Peter J. Burlage, President and Chief
Executive Officer

With a copy to:	Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Corporate, Banking and Business
Section Head

To the Administrative	Prospect Capital Corporation
Agent and the Initial	10 East 40th Street, 44th Floor
Lender:	New York, New York 10016
Attention: Simon Marom, Esq.

With copy to:	McCarter & English, LLP
245 Park Avenue, 27th Floor
New York, NY 10167
Attention: Stephen M. Fields, Esq.
or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. All notices addressed as above shall be deemed to have been properly given (i) if served in person, upon acceptance or refusal of delivery; (ii) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the third (3rd) day following the day such notice is deposited in any post office station or letter box; or (iii) if sent by recognized overnight courier, on the first (1st) day following the day such notice is delivered to such carrier. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
     12.19. Release of Claims Against Lenders.
          In consideration of the Lenders making the Term Loan, the Borrower and all other Obligors do each hereby release and discharge the Lenders of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which any Obligor may have against the Lenders from the date of their respective first contact with the Lenders until the date of this Loan Agreement, including any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by the Lenders, but excluding any claim based on or arising out of the gross negligence or intentional misconduct of the Lenders. The Borrower and all other Obligors confirm to Lenders that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Agreement and the Loan Documents and do each acknowledge and agree that the Lenders is relying upon this release in extending the Term Loan to the Borrower.
     12.20. Costs, Fees and Expenses.
          The Borrowers shall pay or reimburse the Administrative Agent and the Lenders for all reasonable and documented costs, fees and expenses incurred by the Administrative Agent or the Lenders or for which the Administrative Agent or the Lenders become obligated in connection with the negotiation, preparation or consummation of this Agreement and the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and shall pay or reimburse the Administrative Agent and the Lenders for all reasonable and documented costs, fees and expenses incurred by the Administrative Agent or the Lenders or for which the Administrative Agent or the Lenders become obligated in connection with the collection of the Obligations or enforcement of this Agreement and the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including reasonable and documented consultants’ fees and attorneys’ fees and time charges of counsel to the Administrative Agent and the Lenders, plus reasonable out-of-pocket costs and expenses of such attorneys or of the Administrative Agent and the Lenders; search fees, costs and expenses, whether or not the transaction contemplated hereby shall be consummated. In furtherance of the foregoing, the Borrowers shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement, the Note and the other Loan Documents to be delivered hereunder, and agrees to save and hold the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrowers to the Lenders pursuant to this Agreement or the other Loan Documents which is not paid on or prior to the date hereof shall be payable by the Borrowers to the Lenders on demand. If at any time or times hereafter the Lenders: (a) employ counsel for advice or other representation (i) with respect to this Agreement or the other Loan Document following the occurrence and continuation of an Event of Default, (ii) to represent the Lenders in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Lenders, a Credit Party, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the Borrowers’ business or affairs, or (iii) to enforce any rights of the Lenders against the Credit Parties or any other Person that may be obligated to the Lenders by virtue of this Agreement or the other Loan Documents; (b) take any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempt to enforce or enforce any of the Lenders’ rights or remedies under the Agreement or the other Loan Documents, the costs and expenses incurred by the Lenders in any manner or way with respect to the foregoing, shall, to the extent otherwise payable in accordance with this Agreement or the Loan Documents, be part of the Obligations, payable by the Borrower to the Lenders on demand.
     12.21. Indemnification.
          The Credit Parties agree to defend (with counsel reasonably satisfactory to the Lender), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including the disbursements and the reasonable and documented fees of counsel for each Indemnified Party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including securities laws, Hazardous Material Laws (including but not limited to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Credit Party in violation of or the non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) the cost of removal of Hazardous Materials from any portion of any premises owned or occupied by any Credit Party, (v) taking necessary precautions to protect against the release of Hazardous Materials on or affecting any premises owned or occupied by any Credit Party and/or (vi) complying or coming into compliance with all Hazardous Material Laws (including the cost of any remediation or monitoring required in connection therewith) or any other Requirement of Law), commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including the making or issuance of the Term Loan, the use or intended use of the proceeds of the Term Loan, the enforcement of the Lenders’ rights and remedies under this Agreement, the Loan Documents, the Note, any other instruments and documents delivered hereunder, or under any other agreement between a Credit Party and the Lenders; provided, however, that the Credit Parties shall not have any obligations hereunder to any Indemnified Party with respect to matters to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Credit Parties shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party within five (5) Business Days, and failing prompt payment, together with interest and Additional Interest thereon at the Default Rate, from the date incurred by each Indemnified Party until paid by the Borrowers, shall be added to the Obligations of the Borrowers and be secured by the Collateral. The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.
     12.22. Joint and Several Liability.
          (a) Each of Borrowers acknowledges and agrees that it is the intent of the parties that each such Borrower be primarily liable for the obligations as a joint and several obligor. It is the intention of the parties that with respect to liability of any Borrower hereunder arising solely by reason of its being jointly and severally liable for advances and other extensions of credit taken by Borrowers, the obligations of such Borrower shall be absolute, unconditional and irrevocable irrespective of:
          (i) any lack of validity, legality or enforceability of this Agreement or Note as to any Borrower, as the case may be;
          (ii) the failure of the Lenders or any holder of the Term Note:
                             (A) to enforce any right or remedy against any Borrower, as the case may be, or any other Person (including any Guarantor or Holdings) under the provisions of this Agreement, Term Note, or otherwise, or

               (B) to exercise any right or remedy against any guarantor of, or collateral securing, any obligations;
          (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Indebtedness, or any other extension, compromise or renewal of any Indebtedness;
          (iv) any reduction, limitation, impairment or termination of any Indebtedness with respect to any Borrower, as the case may be, for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each of Borrowers hereby waives any right to or claim of) any defense (other than the defense of payment in full of the Indebtedness) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Indebtedness with respect to any Borrower, as the case may be;
          (v) any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by the Lenders or any holder of the Term Note securing any of the Indebtedness; or
          (vi) any other circumstance which might otherwise constitute a defense (other than the defense of payment in full of the Indebtedness) available to, or a legal or equitable discharge of, any Borrower, as the case may be, any surety or any guarantor.
          (b) Each of Borrowers agrees that its joint and several liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Indebtedness is rescinded or must be restored by the Lenders or any holder of the Term Note, upon the insolvency, bankruptcy or reorganization of any Borrower, as the case may be, as though such payment had not been made;
          (c) Each of Borrowers hereby expressly waives: (i) notice of the Lenders’’ acceptance of this Agreement; (ii) notice of the existence or creation or non payment of all or any of the Indebtedness other than notices expressly provided for in this Agreement; (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement; (iv) any claim or defense based on an election of remedies; and (v) all diligence in collection or protection of or realization upon the Indebtedness or any part thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.
          (d) No delay on the Lenders’ part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Lenders of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of the Lenders permitted hereunder shall in any way affect or impair any such Lenders’ rights or any Borrower’s Indebtedness under this Agreement.

          (e) Each of Borrowers hereby represents and warrants to the Lenders that it now has and will continue to have independent means of obtaining information concerning Borrowers’ affairs, financial condition and business. The Lenders shall not have any duty or responsibility to provide any Borrower with any credit or other information concerning such Borrower’s affairs, financial condition or business which may come into the Lenders’ possession.
          (f) Each of Borrowers represents and warrants (i) that the business operations of Borrowers are interrelated and that the business operations of Borrowers complement one another, and such entities have a common business purpose, and (ii) that, to permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes and that (iii) the proceeds of advances under the Term Loan and the other credit facilities extended hereunder will directly or indirectly benefit Borrowers hereunder, severally and jointly, regardless of which Borrower receives part or all of the proceeds of such advances.
          (g) Notwithstanding anything to the contrary contained herein, it is the intention of Borrowers, and the Lenders that the amount of the respective Borrowers’ obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, “Applicable Insolvency Laws”). To that end, but only in the event and to the extent that Borrowers’ respective obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of Borrowers’ respective obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Borrower’s respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 12.25(g), then the amount of such excess shall, from and after the time of payment by Borrowers (or any of them), be reimbursed by the Lenders upon demand by such Borrowers. The foregoing proviso is intended solely to preserve the rights of the Lenders hereunder against Borrowers to the maximum extent permitted by Applicable Insolvency Laws and neither any Borrower nor any Guarantor nor any other Person shall have any right or claim under this Section 12.22(g) that would not otherwise be available under Applicable Insolvency Laws.
          (h) Each Credit Party hereby irrevocably appoints the Borrower Representative, as the agent for such Credit Party on its behalf, to (i) request the Term Loan from the Initial Lender, (ii) to give and receive notices under the Loan Documents and (iii) take all other action which the Borrower Representative or the other Credit Parties are permitted or required to take under this Agreement.
     12.23. Revival and Reinstatement of Obligations.

          If the incurrence or payment of the Obligations by any Obligor or the transfer to the Lenders of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lenders is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lenders is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lenders, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
     12.24. Customer Identification — USA Patriot Act Notice.
          The Lenders hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, and the Lenders’ policies and practices, the Lenders is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Lenders to identify the Borrower in accordance with the USA Patriot Act.
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          IN WITNESS WHEREOF, the Borrower and the Lenders have executed this Senior Subordinated Loan and Security Agreement as of the date first above written.

PEERLESS MFG. CO.
By:	/s/ Henry G. Schopfer, III
	Name:	Henry G. Schopfer, III
	Title:	Chief Financial Officer

PMFG, Inc.
By:	/s/ Henry G. Schopfer, III
	Name:	Henry G. Schopfer, III
	Title:	Chief Financial Officer

PMC ACQUISITION, INC.,
By:	/s/ Henry G. Schopfer, III
	Name:	Henry G. Schopfer, III
	Title:	Vice President

PROSPECT CAPITAL CORPORATION, a Maryland corporation
By:	/s/ M. Grier Eliasek
	Name:	M. Grier Eliasek
	Title:	President and Chief Operating Officer